Exhibit 10.1

Execution Version
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT
BY AND AMONG
PFIZER IRELAND PHARMACEUTICALS,
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,
BIOHAVEN PHARMACEUTICAL IRELAND DAC,
AND
BIOSHIN LTD.

Dated November 9, 2021

TABLE OF CONTENTS
Page

ARTICLE 1. Definitions 1
1.1. Defined Terms 1
1.2. Additional Definitions 15
1.3. Interpretation 18
ARTICLE 2. Grant of Rights 19
2.1. Grant to Pfizer 19
2.2. Sublicenses 19
2.3. Grant to Licensor. 20
2.4. Reservation of Rights 20
ARTICLE 3. Governance 20
3.1. Alliance Managers 20
3.2. Joint Development, Medical and Regulatory Committee 21
3.3. Joint Manufacturing Committee 21
3.4. Joint Commercialization Committee 22
3.5. Representatives 23
3.6. Meetings 23
3.7. Decision-Making. 23
3.8. Resolution of Committee Disputes 23
3.9. Scope of Governance 25
ARTICLE 4. Development and Regulatory Activities 25
4.1. Overview of Development Activities 25
4.2. Development Plan and Additional Development Activities 25
4.3. Assumed Development Activities 27
4.4. Development Records and Reports; Compliance with Laws 28
4.5. Regulatory Submissions and Approvals 28
4.6. Exchange of Data and Know-How 30
4.7. Excused Performance 31
4.8. Pharmacovigilance; Adverse Experience Reporting 31
ARTICLE 5. Commercialization Activities 32
5.1. Overview of Commercialization Activities 32
5.2. Commercialization Plan 32
5.3. Compliance with Law 33

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5.4. Marketing Materials 33
5.5. Manufacturing. 33
5.6. Additional Commercialization Activities for Zavegepant 34
5.7. Non-Compete 35
ARTICLE 6. Payments and Records 37
6.1. Upfront Payment 37
6.2. Equity Investment 37
6.3. Commercial Milestones 38
6.4. Sales Milestones 39
6.5. Royalties 39
6.6. Royalty Adjustments 40
6.7. Forecast 42
6.8. OTC Nurtec 42
6.9. Manner of Payment 42
6.10. Sales Reports and Royalty Payments 42
6.11. Sales Record Audit 43
6.12. Interest on Late Payments 43
6.13. Currency Exchange 44
6.14. Additional Payments and Allocation of Payments 44
6.15. Taxes 44
ARTICLE 7. Intellectual Property 45
7.1. Ownership of Intellectual Property 45
7.2. Employees, Consultants, Contractors 45
7.3. Filing, Prosecution, and Maintenance of BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights 45
7.4. Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions 46
7.5. Damages 47
7.6. Product Marks 48
7.7. Third Party Rights 49
7.8. Joint Research Agreement 50
ARTICLE 8. Confidentiality and Non-Disclosure 50
8.1. Nondisclosure 50
8.2. Authorized Disclosure 50
8.3. Terms of this Agreement 51
8.4. Joint Press Release 52

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8.5. Publication 52
ARTICLE 9. Representations and Warranties 52
9.1. Mutual Representations and Warranties 52
9.2. Representations and Warranties of Licensor 53
9.3. Covenants of Licensor. 56
9.4. Covenants of Pfizer. 57
9.5. DISCLAIMER 57
ARTICLE 10. Indemnity; Limitation of Liability 57
10.1. Pfizer Indemnity 57
10.2. Licensor Indemnity 58
10.3. Indemnification Procedure 58
10.4. LIMITATION OF LIABILITY 59
10.5. Insurance 59
10.6. Joint and Several Liability; Guarantee 59
ARTICLE 11. Effectiveness 59
11.1. Effectiveness of the Agreement 59
11.2. Governmental Approvals 59
ARTICLE 12. Term and Termination 61
12.1. Term 61
12.2. Termination of BMS Sublicense. 61
12.3. Termination by Pfizer. 61
12.4. Termination by Licensor. 61
12.5. Disputes Regarding Material Breach 62
12.6. Effect of Termination 62
12.7. Survival 64
12.8. Bankruptcy 64
ARTICLE 13. Miscellaneous 65
13.1. Governing Law. 65
13.2. Dispute Resolution 65
13.3. Jurisdiction 66
13.4. Waiver 66
13.5. Further Actions 66
13.6. Force Majeure 66
13.7. Notices 67

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13.8. Entire Agreement 68
13.9. Amendments 68
13.10. Headings; Nouns and Pronouns; Section References 68
13.11. Severability 68
13.12. Assignment 68
13.13. Counterparts 69
13.14. Third Party Beneficiaries 69
13.15. No Strict Construction 69
13.16. Remedies 69
13.17. Expenses 69
13.18. No Partnership, Agency or Joint Venture 69
ARTICLE 14. BioShin Terms 72
14.1. Grant to Pfizer. 72
14.2. Sublicenses. 72
14.3. Commercial Milestone 72
14.4. Royalties 72
14.5. Royalty Adjustments 73

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COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (including the exhibits and schedules hereto, each as may be amended, restated or otherwise modified from time to time, this “Agreement”) is made as of November 9, 2021 (the “Execution Date”) between (a) Pfizer Ireland Pharmaceuticals, a private unlimited liability company organized under the laws of Ireland and having its registered office at Operations Support Group, Ringaskiddy, Co. Cork, Ireland (“Pfizer”), (b) Biohaven Pharmaceutical Ireland DAC, an Irish designated activity company (“Biohaven Ireland”), (c) Biohaven Pharmaceutical Holding Company Ltd., a company formed under the laws of the territory of the British Virgin Islands (“Biohaven HoldCo” and collectively with Biohaven Ireland, “Biohaven”) and (d) BioShin Ltd., a Cayman Islands limited company (“BioShin” and collectively with Biohaven, “Licensor”). Unless expressly otherwise stated herein, Pfizer, Biohaven and BioShin are referred herein individually as a “Party” and collectively, as the “Parties”.
RECITALS
WHEREAS, Licensor owns or otherwise controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein);
WHEREAS, the Parties wish for Pfizer to Exploit (as defined herein) Licensed Products in the Field (as defined herein) in the Territory;
WHEREAS, concurrently with the execution of this Agreement, Licensor has granted Pfizer a sublicense under the BMS Patent Rights and the BMS Know-How (in each case as defined herein) to Exploit Licensed Products in the Field in the Territory (the “BMS Sublicense”);
WHEREAS, Licensor wishes to grant to Pfizer, and Pfizer wishes to take, a license under certain other intellectual property rights owned or otherwise controlled by Licensor to commercialize Licensed Products in the Field (as defined herein) in the Territory, in each case in accordance with the terms and conditions set forth below;
WHEREAS, concurrently with the execution of this Agreement, Pfizer and Biohaven HoldCo have entered into that certain subscription agreement (the “Subscription Agreement”), pursuant to which Pfizer has agreed to purchase shares of common stock of Biohaven HoldCo on the terms and subject to the conditions set forth therein; and
WHEREAS, pursuant to the BMS Consent Letter, dated as of November 8, 2021 (the “BMS Consent Letter”), BMS has provided its consent relating to the BMS Sublicense.
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as set forth below (including Exhibit A):
ARTICLE 1.

Definitions
1.1.Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

1.1.1.“Additional Indication” means, with respect to rimegepant, indications other than the Acute Indication or Prevention Indication.
1.1.2.“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls, or is under common control with such Person, but only for so long as such control will continue. For purposes of this definition and Section 5.7.1 (BMS Non-Compete Obligations) and Section 5.7.2 (Additional Non-Compete Obligations), the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than 50% of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of more than 50% of the equity interests with the power to direct the management and policies of such entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.
1.1.3.“Anti-Corruption Laws” means applicable international, national, state and local laws, statutes, rules and regulations regarding corruption and bribery, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, including the Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1 et seq.), the UK Bribery Act 2010, and laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; each as may be amended or supplemented from time to time.
1.1.4.“Antitrust Clearance Date” means the first date on which approvals have been obtained or the applicable waiting periods have expired with respect to all Antitrust Filings.
1.1.5.“Antitrust Filings” means the approvals, filings and notifications set forth on Schedule 1.1.5.
1.1.6.“Biohaven BioShin Licenses” means (a) that certain Rimegepant Intellectual Property License between Biohaven Ireland and BioShin dated as of September 25, 2020 and (b) that certain CGRP Intellectual Property License between Biohaven HoldCo and BioShin dated as of September 25, 2020, in each case (a) and (b), as such agreement may be further amended, restated or modified in accordance with its terms and this Agreement.
1.1.7.“Biohaven Know-How” means Know-How that is Controlled as of the Effective Date or during the Term by Biohaven or its Affiliates (other than BioShin and its current and future subsidiaries) that relates to the Licensed Compounds or Licensed Products or to the Exploitation thereof; provided, however, the Biohaven Know-How excludes the BMS Know-How.
1.1.8.“Biohaven Patent Rights” means the Patent Rights filed in the Territory that are Controlled as of the Effective Date or during the Term by Biohaven or its Affiliates (other than BioShin and its current and future subsidiaries) that claim any (a) Licensed Compound or Licensed Product (including the composition of matter thereof), (b) method of making any Licensed Compound or Licensed

Product, (c) methods of using any Licensed Compound or Licensed Product or (d) Biohaven Know-How; provided, however, in each case, that the Biohaven Patent Rights exclude the BMS Patent Rights. The Biohaven Patent Rights as of the Execution Date are set forth on Schedule 1.1.8.
1.1.9.“Biohaven Territory” means all countries of the world, excluding (a) the United States of America (including the 50 states, the District of Columbia, Guam, Puerto Rico, American Samoa, U.S. Virgin Islands, Northern Mariana Islands, and all other territories of the United States) and (b) the BioShin Territory; provided further that if the Biohaven BioShin Licenses are terminated, then the Biohaven Territory will include the BioShin Territory.
1.1.10.“BioShin BMS Sublicenses” means (a) that certain Sublicense Agreement between Biohaven HoldCo and BioShin dated September 23, 2020 and (b) that certain Sublicense Agreement between Biohaven Ireland and BioShin dated September 23, 2020, in each case (a) and (b), as such agreement may be further amended, restated or modified in accordance with its terms and this Agreement.
1.1.11.“BioShin Know-How” means Know-How that is Controlled as of the Effective Date or during the Term by BioShin and its current and future subsidiaries that relates to the Licensed Compounds or Licensed Products or to the Exploitation thereof; provided, however, the BioShin Know-How excludes the BMS Know-How.
1.1.12.“BioShin Patent Rights” means the Patent Rights (a) prior to the termination of the Sixth Street Agreement, filed in the BioShin Territory; and (b) thereafter, filed in the Territory, in each case, that are Controlled as of the Effective Date or during the Term by BioShin and its current and future subsidiaries that claim any (a) Licensed Compound or Licensed Product (including the composition of matter thereof), (b) method of making any Licensed Compound or Licensed Product, (c) methods of using any Licensed Compound or Licensed Product or (d) BioShin Know-How; provided, however, in each case, that the BioShin Patent Rights exclude the BMS Patent Rights. The BioShin Patent Rights as of the Execution Date are set forth on Schedule 1.1.12.
1.1.13.“BioShin Territory” means Australia, Cambodia, China, Hong Kong, India, Indonesia, Laos, Macau, Malaysia, Myanmar, New Zealand, Pakistan, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.
1.1.14.“BMS Agreement” means the License Agreement dated July 8, 2016 between Bristol-Myers Squibb Company (“BMS”) and Biohaven HoldCo, as amended by (a) Amendment No. 1, dated October 14, 2016, between BMS and Biohaven HoldCo; (b) Letter re: License Agreement, dated December 1, 2016 and December 16, 2016, from BMS to Biohaven HoldCo; (c) Amendment to License Agreement, dated March 9, 2018, between BMS and Biohaven HoldCo; (d) Third Amendment to License Agreement, dated August 17, 2020, between BMS and Biohaven HoldCo, and (e) Fourth Amendment to License Agreement, dated November 25, 2020, and as such agreement may be further amended, restated or modified in accordance with its terms and this Agreement.
1.1.15.“BMS Know-How” means the “BMS Know-How” as defined in the BMS Agreement that relates to the Licensed Compounds or Licensed Products or to the Exploitation thereof.
1.1.16.“BMS Patent Rights” means the “BMS Patent Rights” as defined in the BMS Agreement that are filed in the Territory and that cover any (a) Licensed Compound or Licensed Product (including the composition of matter thereof), (b) method of making any Licensed Compound or Licensed

Product, (c) methods of using any Licensed Compound or Licensed Product or (d) BMS Know-How. The BMS Patent Rights as of the Execution Date are set forth on Schedule 1.1.16.
1.1.17.“BMS Technology” means the BMS Know-How and BMS Patent Rights.
1.1.18.“Business Day” means a day other than (a) a Saturday or a Sunday, or (b) a bank or other public holiday in the State of New York, United States or the British Virgin Islands.
1.1.19.“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.1.20.“Calendar Year” means any 12-month period beginning on January 1 and ending on the next subsequent December 31.
1.1.21.“Catalent” means Catalent U.K. Swindon Zydis Limited.
1.1.22.“CGRP” means any and all isoforms of the signaling peptide Calcitonin Gene-Related Peptide.
1.1.23.“CGRP Receptor” means the heteromeric transmembrane receptor comprised of (a) a 7 transmembrane calcitonin receptor-like receptor (“CRLR”), (b) a single transmembrane receptor activity modifying protein type 1 (“RAMP 1”), and (c) an intracellular receptor component protein (“RCP”), in which CRLR and RAMP 1 components are required for ligand binding to the CGRP Receptor, and RCP is required for subsequent signal transduction, including any and all isoforms of (a) through (c), and any combination of any of the foregoing.
1.1.24.“Clinical Trial” means any human clinical study of a pharmaceutical product.
1.1.25.“CMC Activities” means, with respect to the Licensed Product, those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any regulatory materials or Regulatory Approval for the Licensed Product.
1.1.26.“Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).
1.1.27.“Commercialization” or “Commercialize” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product and to conduct activities in preparation for such, including trial re-analysis, meta-analysis and activities to produce Commercialization Support Data and to secure and maintain market access and reimbursement, (b) conduct discovery, pre-clinical, research, other development or regulatory activities with respect to a compound or product after such compound or product has received Regulatory Approval, except (other than activities directed to obtaining Price Approvals) to the extent such activities are defined as Development hereunder and (c) Medical Affairs Activities; provided that, for the avoidance of doubt, “Commercialization” shall exclude any Manufacturing activities related to any of clauses (a) through (c). When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.1.28.“Commercialization Support Data” means Health Economics and Outcomes Research Data from Patient Reported Outcomes, Prospective Observational Studies and Retrospective Observational Studies, and Economic Models and Reimbursement Dossiers. For purposes of this Section 1.1.28 (Commercialization Support Data), the defined terms used in this Section 1.1.28 (Commercialization Support Data) (and which are not used anywhere else in this Agreement) have the following meanings:
(a)“Economic Model” means an analytic technique used to simulate real-world processes and events, and account for uncertainties in the probabilities and values of the costs and outcomes associated with specific healthcare interventions in patients of a given clinical profile, including (i) cost-of-illness analysis that identifies and evaluates the financial burden of a disease or medical condition, (ii) cost-effectiveness analysis (CEA) that compares the net monetary costs of healthcare intervention with a measure of effectiveness (e.g., clinical or quality of life outcome) resulting from the intervention, and compares this cost-effectiveness ratio with ratios of other interventions, or (iii) a budget impact model assessing total pharmacy costs or total direct medical costs of one or more treatments (treatment mix) for a pre-specified population with the condition of interest.
(b)“Health Economics and Outcomes Research Data” means data containing an assessment of outcomes and associated resource utilization across a set of patients of comparable clinical characteristics, which assessments gauge the effect or results of treatment for a set of patients of comparable clinical characteristics as well as the resources required to provide such treatment.
(c) “Patient Reported Outcomes” means a measurement that focuses on a patient’s health state, symptomology and effectiveness as perceived by such patient, which measurement gauges the effect or results of treatment for a set of patients of comparable clinical characteristics for which there are no objective measures and results can only be obtained from the patient (e.g., quality of life (QoL)), which is a value assigned to duration of life as modified by the impairments, physical, social and psychological functional states, perceptions and opportunities that are influenced by disease, injury, treatment or policy.
(d)“Prospective Observational Study” means a study in which the actual (i.e., real world) experiences of the groups being compared are prospectively observed, which study yields information on “real world” practices and outcomes where there is no artificial control or assignment of patients to treatment options.
(e)“Reimbursement Dossier” means a collection of evidence submitted to healthcare decision-makers with all of the relevant technical, medical and economic information supporting reimbursement applications.
(f)“Retrospective Observational Study” means a study where data is collected retrospectively (e.g., after the event of interest, such as receipt of a drug or surgical procedure) or where data is collected from information previously compiled in a normal healthcare setting, including data collected from large administrative databases or compiled for billing or payment purposes.
1.1.29.“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, [***]. Commercially Reasonable Efforts shall be determined on a country-by-country and indication-by-indication basis for the Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Licensed Product and the market(s) or country(ies) involved.

1.1.30.“Committee” means any of the JDMRC, JMC, JCC or any committee or subcommittee formed by an existing Committee.
1.1.31.“Competitive Compound” means [***].
1.1.32.“Confidential Information” means all trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information (including all information and materials of a Party’s customers and any other Third Party and their consultants) that has been disclosed by or on behalf of a Disclosing Party to the Receiving Party or its permitted recipients. The Disclosing Party shall use Commercially Reasonable Efforts to mark such Know-How or other information in written form as “confidential” at the time of disclosure, and, with respect to such Know-How or other information disclosed orally or in non-tangible form, to identify such Know-How or other information as “confidential” at the time of disclosure; provided that, despite any failure to so mark or identify such Know-How or other information as “confidential”, such Know-How or information shall be considered Confidential Information hereunder as long as such information reasonably should be understood to be confidential given the nature of the information and the circumstances of the disclosure. Confidential Information does not include any Know-How or other information that (i) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or (v) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. Subject to Section 8.3 (Terms of this Agreement), the terms and conditions of this Agreement will be considered Confidential Information of the Parties.
1.1.33.“Controlled” or “Control” means, subject to Section 7.7 (Third Party Rights), with respect to any intellectual property right or proprietary or trade secret information (including any Patent Rights, Know-How or other data, information or material), the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of such intellectual property right to the other Party or any Third Party, or to otherwise disclose the proprietary or trade secret information to such other Party or to any Third Party, without breaching the terms of any agreement with any Third Party.
1.1.34.“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
1.1.35.“Data” means any research data, pharmacology data, preclinical data, clinical data or all regulatory filings or other regulatory documentation, information and submissions pertaining to, or made in association with, a Regulatory Approval for the Licensed Product, in each case to the extent Controlled by a Party as of the Effective Date or during the Term of this Agreement.
1.1.36.“Data Exclusivity” means, with respect to any Licensed Product that is Commercialized in any country, [***].

1.1.37.“Detail” means a face-to-face, interactive (including, through video-conference, internet, virtual or other similar means, in each case, that allow for real-time two-way communication and the exchange of audiovisual information in an individual or small group setting) selling presentation for a Licensed Product by a representative of a sales force of Pfizer, its Affiliate or Sublicensee (including any contract sales force), to an eligible healthcare professional in the Territory in accordance with Law. When used as a verb, “Detail” means to engage in a Detail.
1.1.38.“Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, development manufacturing, delivery system development, quality assurance and quality control development, clinical studies (including pre- and post-Regulatory Approval studies), statistical analysis, and postmarketing commitments/requirements. When used as a verb, “Develop” means to engage in Development.
1.1.39.“Distribution Agreements” means [***].
1.1.40.“Effective Date” means the first date on which both (a) the closing of the transactions contemplated by the Subscription Agreement has occurred, or the Termination Fee (as defined in the Subscription Agreement) has been paid to Biohaven HoldCo, and (b) the Antitrust Clearance Date has occurred.
1.1.41.“European Major Markets” means [***].
1.1.42.“Exploit” means to Develop, Manufacture and Commercialize. Cognates of the word “Exploit” will have correlative meanings.
1.1.43.“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.1.44.“Field” means the treatment, prevention, diagnosis, control, and maintenance of all indications in humans and animals; provided that with respect to the BMS Technology, the “Field” will be limited to the treatment, prevention, or control of any disease, disorder or condition in humans.
1.1.45.“First Commercial Sale” means, with respect to any Licensed Product in a country in the Territory, the first sale of such Licensed Product by Pfizer or an Affiliate or Sublicensee of Pfizer to a Third Party in an indication in the Field in such country after such Licensed Product has been granted Regulatory Approval by the appropriate Regulatory Authority for such indication in such country. For clarity, the “First Commercial Sale” for OTC Nurtec in a country in the Territory will be the first sale of OTC Nurtec after the expiration of the Royalty Term by Pfizer or an Affiliate or Sublicensee of Pfizer to a Third Party in an indication in the Field in such country after such Licensed Product has been granted Regulatory Approval by the appropriate Regulatory Authority for such indication in such country.
1.1.46.“Foreign Antitrust Laws” means any antitrust, competition or other similar laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.
1.1.47.“GAAP” means the U.S. generally accepted accounting principles, consistently applied.

1.1.48.“Generic Product” means, with respect to a particular Licensed Product in a particular country in the Territory, any product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Pfizer under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same Licensed Compound as such Licensed Product and (c) is approved in reliance on a prior Regulatory Approval of a Licensed Product granted to Pfizer or a Pfizer Affiliate or Sublicensee by the applicable Regulatory Authority. For the avoidance of doubt and by way of example, a pharmaceutical product containing solely a tryptamine-based drug is not a “Generic Product”.
1.1.49.“Government” or “Governmental Authority” is broadly interpreted and includes: (a) any national, federal, state, local, regional, or foreign government, or level, branch, or subdivision thereof; (b) any multinational or public international organization or authority; (c) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (d) any court, tribunal, or governmental arbitrator or arbitral body; (e) any government-owned or -controlled institution or entity; (f) any enterprise or instrumentality performing a governmental function; and (g) any political party.
1.1.50.“Government Official” is broadly interpreted and includes: (a) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (b) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a Healthcare Professional employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (c) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (e) any member of a military or a royal or ruling family; and (f) any person otherwise categorized as a Government official under Law.
1.1.51.“Healthcare Laws” means (a) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FD&C Act, the Controlled Substances Act (21 U.S.C. §§ 801 et seq.), Section 1128G of the Social Security Act (the Physician Payment Sunshine Law), the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, requirements of the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, requirements of Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state pharmaceutical assistance programs and regulations under such laws, and the U.S. FDA Good Clinical Practice (GCP) (21 C.F.R. Parts 50, 54, 56, 58 and 312), Good Laboratory Practice (GLP) (21 C.F.R. Part 58), and Good Manufacturing Practice (GMP) (21 C.F.R. Parts 210-211 and 820) and (b) any foreign equivalents.
1.1.52.“IND” means (a) an Investigational New Drug Application as defined in the Federal Food, Drug, and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.1.53.“Initial Indications” means, with respect to rimegepant, the treatment of acute migraines (the “Acute Indication”) and the prevention or prophylaxis of migraines (the “Prevention Indication”).
1.1.54.“Know-How” means tangible and intangible information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, know-how, trade secrets, Data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods, including any applicable reference standards, manufacturing assay and related data, data and results relating to drug substance, drug product, starting materials, and radiolabeled compounds, know-how and trade secrets).
1.1.55.“Knowledge” means (a) with respect to Licensor or its Affiliates, [***] or (b) with respect to Pfizer, [***].
1.1.56.“Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any Regulatory Authority that may be in effect from time to time.
1.1.57.“Licensed Compound” means (a) the compound identified as BHV-3000 as set forth in Schedule 1.1.57(a) (“rimegepant”); and (b) subject to Section 5.6 (Additional Commercialization Activities for Zavegepant), the compound identified as BHV-3500 as set forth in Schedule 1.1.57(b) (“zavegepant”), in each case, together with [***] and [***] forms thereof.
1.1.58.“Licensed Know-How” means the Biohaven Know-How and BioShin Know-How.
1.1.59.“Licensed Patent Rights” means the Biohaven Patent Rights and BioShin Patent Rights.
1.1.60.“Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients controlled by Pfizer or its Affiliates), in all forms, presentations, formulations and dosage forms.
1.1.61.“Licensed Technology” means the Licensed Know-How and Licensed Patent Rights.
1.1.62.“Major Market” means [***].
1.1.63.“Manufacture” or “Manufacturing” means, with respect to a Licensed Compound or Licensed Product, the receipt, handling and storage of active pharmaceutical ingredients and other materials, the manufacturing, processing, packaging and labeling (excluding the development of packaging and labeling components for Regulatory Approval), holding (including storage), quality assurance and quality control testing (including release) of such Licensed Compound or Licensed Product.
1.1.64.“Material Breach” means a breach of this Agreement or the BMS Sublicense that is material to the rights and obligations of the Parties and the transactions contemplated by this Agreement and the BMS Sublicense, taken as a whole.

1.1.65.“Medical Affairs Activities” means activities which are designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product, including, by way of example: (a) advisory boards; (b) sponsorship of or participation in congresses or conferences; (c) grants to support continuing medical education, symposia, or research related to a disease state of a Licensed Product (excluding Phase IV Clinical Trials and Development activities conducted for purposes of obtaining initial Regulatory Approval for an indication for a Licensed Product); (d) development, publication and dissemination of publications relating to a Licensed Product, as well as provision of information to be used to provide medical information services in response to medical inquiries received by a Party or its Affiliates with respect to a Licensed Product; (e) development of scientific platform, medical narrative, Q&A documents and medical to medical materials; and (f) development of medical education (external/HCP) programs, either company sponsored or as independent continuing medical education.
1.1.66.“NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application (each as defined by Law) or equivalent application or submission filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological, pharmaceutical or other therapeutic or prophylactic product in that country or in that group of countries.
1.1.67.“Net Sales” means, with respect to any Licensed Product billed in arm’s-length transactions by a Party, an Affiliate of such Party, or any permitted Sublicensee (all of the foregoing persons and entities, for purposes of this definition, shall be considered a “Related Party”) for sales of such Licensed Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party): [***].
1.1.68.“Patent Rights” means (a) issued patents, (b) pending patent applications including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, patent applications claiming priority thereof, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.1.69.“Person” means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other similar entity or organization, including a government or political subdivision or department or agency of a government.
1.1.70.“Pfizer IP” means, with respect to any Licensed Compound, Licensed Product or Reversion Product, [***].
1.1.71.“Pfizer Quarter” means each of the four 13-week periods commencing on December 1 of any Pfizer Year.
1.1.72. “Pfizer Year” means the 12-month fiscal periods observed by Pfizer commencing on December 1 with respect to any country in the Territory.

1.1.73.“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.1.74.“Prior Agreements” means [***].
1.1.75.“Product Marks” means the trademarks for use in connection with the Commercialization of any Licensed Product, including trademarks, service marks, taglines, slogans, campaign names, program names, logos, generic names, international nonproprietary names, trade dress, style of packaging and Internet domain names used in connection with the Commercialization of such Licensed Product, including any trademark registration or application therefore or goodwill associated with any Product Mark, but excluding the Parties’ company names and company logos.
1.1.76.“Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs, supplements and amendments, pre- and post-approvals and labeling approvals) of any Regulatory Authority, necessary for the use, Development, Manufacture, and Commercialization of a pharmaceutical or biopharmaceutical product in a regulatory jurisdiction, including, to the extent applicable in such jurisdiction, Price Approvals.
1.1.77.“Regulatory Authority” means, with respect to a country in the Territory, any national, supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, Price Approval, for pharmaceutical products in such country.
1.1.78. [***]
1.1.79.“Sales Representative” means an individual employed and compensated by or on behalf of Pfizer, its Affiliate or Sublicensee as a full-time employee as part of its sales forces and who engages in Detailing of the Licensed Product in the Field in the Territory, and who is also trained with respect to the Licensed Product (including in the use of the Marketing Materials) to deliver Details for the Licensed Product in the Field in the Territory.
1.1.80.“Terminated Product” means (a) with respect to termination of this Agreement in its entirety, all Licensed Products in the Territory and (b) with respect to termination of this Agreement by Pfizer on a Licensed Product-by-Licensed Product basis pursuant to Section 12.3.3 (Termination at Will), all Licensed Products for which Pfizer terminates this Agreement.
1.1.81.“Territory” means the Biohaven Territory and the BioShin Territory.
1.1.82.“Third Party” means any Person other than Pfizer, Biohaven, BioShin and their respective Affiliates.
1.1.83.“Third Party License Agreement” means those agreements between Biohaven Ireland, Biohaven HoldCo or BioShin, on one hand, and a Third Party, on the other hand, under which Licensor Controls any Licensed Technology.

1.1.84.“Valid Claim” means, with respect to a particular country, (a) a claim of a Patent Right that is issued and unexpired and has not been (i) held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, or (ii) cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) [***], including any patent application in any country of the world claiming priority to, or sharing priority with, or from which priority is claimed by, any other Patent Right with such PCT publication number, in each case, that has not been finally abandoned, finally rejected or expired, for the [***] immediately following the filing of such patent application.
1.2.Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
Acquiring Party	5.7.1(b)
Acute Indication	Definition of “Initial Indications”
Additional Cure Period	12.5
Additional Licensor Non-Compete Term	5.7.2(b)
Additional Pfizer Non-Compete Term	5.7.2(a)
Additional Third Party License	6.6.1
Agreement	Preamble
Alliance Manager	3.1
Assumed Development Activities	4.3.1
Bankruptcy Code	12.8
Biohaven	Preamble
Biohaven BMS Non-Compete Term	5.7.1(b)
Biohaven HoldCo	Preamble
Biohaven Ireland	Preamble
Biohaven Patent Stepdown	6.5.2
Biohaven Patent Stepdown Amount	6.6.4
BioShin	Preamble
BioShin Additional Third Party License	14.5.1
BioShin Patent Stepdown	14.4.2
BioShin Royalty Term	14.4.1
BioShin Territory Biohaven Patent Stepdown Amount	14.5.4
BMS	Definition of “BMS Agreement”

Defined Term	Section
BMS Consent Letter	Recitals
BMS Sublicense	Recitals
Chosen Court	13.3
CMC Strategy	3.3.2(c)
Commercialization Plan	5.2.1
Competitive Activities	5.7.2(d)
CRLR	Definition of “CGRP Receptor”
Development Activities Cure Period	4.3.1
Development Plan	4.2.1
Disclosing Party	8.1
Discontinuation Notice	4.3.1
Distribution Agreement	5.5.3(c)
Educational Materials	5.4
Execution Date	Preamble
Global Safety Database	4.8
Indemnification Claim	10.3
Indemnitee	10.3
Indemnitor	10.3
Independent Affiliate	5.7.2(d)
Initial Commercialization Plan	5.2.1
Initial Development Plan	4.2.1
Inventions	7.1.1
JCC	3.4.1
JDMRC	3.2.1
JMC	3.3.1
Joint Inventions	7.1.2
Joint Patent Rights	7.3
Licensor	Preamble
Licensor Company Marks	7.6.3
Licensor Product Marks	7.6.3
Losses and Claims	10.1

Defined Term	Section
Marketing Materials	5.4
material adverse condition or event	4.7
Modified Clause	13.11
NICE Appraisal	6.3
Notice of Dispute	13.2.1
Notice Period	12.3.2
OTC Nurtec	6.8
Party	Preamble
Party Vote	3.7
Pfizer	Preamble
Pfizer BMS Non-Compete Term	5.7.1
Pfizer Development Activities	4.2.3
Pfizer Product Marks	7.6.2
Prevention Indication	Definition of “Initial Indications”
Quality Agreements	5.5.3(b)
RAMP 1	Definition of “CGRP Receptor”
RCP	Definition of “CGRP Receptor”
Receiving Party	8.1
Regulatory Know-How Transfer	4.6.2
Related Party	Definition of “Net Sales”
Required Post-Approval Development Activities	4.2.2
Reversion Products	12.6.2
Reversion Regulatory Materials	12.6.10
rimegepant	Definition of “Licensed Compound”
Royalty Term	6.5.1
Safety Data Exchange Agreement or SDEA	4.8
Senior Executives	3.8.1
[***]	[***]
Sublicensee	2.2
Subscription Agreement	Recitals
Supply Agreement	5.5.1(a)

Defined Term	Section
Supply Plan	5.5.2
Term	12.1
Termination Notice	12.3.2
Three-way Quality Agreement	5.5.3(b)
Title 11	12.8
Trademark License Agreement	7.6.3
Triggering Event	5.7.1(b)
Two-way Quality Agreement	5.5.3(a)
VAT	6.15.2
zavegepant	Definition of “Licensed Compound”

1.3.Interpretation.
1.3.1.The Preamble, and all Recitals, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein or context otherwise requires.
1.3.2.Except as otherwise expressly provided herein, for purposes of this Agreement: (a) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (b) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (c) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (d) the word “or” is not exclusive (i.e., shall mean “and/or”); (e) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (f) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (h) the words “will” and “shall” shall have the same meaning and shall be understood to be imperative or mandatory in nature.
1.3.3.Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
1.3.4.When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
1.3.5.All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement as of the applicable date or during the applicable period of time, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as of the applicable date or during the applicable period of time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith by a Governmental Authority.
ARTICLE 2.

Grant of Rights
2.1.Grant to Pfizer.
2.1.1. As of the Effective Date, subject to the terms and conditions of this Agreement, Biohaven hereby grants to Pfizer an exclusive (even as to Biohaven and its Affiliates) license under the Biohaven Patent Rights and Biohaven Know-How, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicenses), to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory.
2.1.2.As of the Effective Date, subject to the terms and conditions of this Agreement, Biohaven hereby grants to Pfizer a co-exclusive (with Biohaven and its Affiliates) license under the Biohaven Patent Rights and Biohaven Know-How, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicenses), to Develop the Licensed Compounds and Licensed Products in the Field in the Territory, including to Develop the Licensed Products in order to perform the Assumed Development Activities in the Territory.
2.1.3.As of the Effective Date, subject to the terms and conditions of this Agreement, Biohaven hereby grants to Pfizer a co-exclusive (with Biohaven and its Affiliates) license under the Biohaven Patent Rights and Biohaven Know-How, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicenses), to Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory.
2.2.Sublicenses. Pfizer may grant sublicenses, solely within the scope of the licenses granted to Pfizer pursuant to Section 2.1 (Grant to Pfizer) and Section 7.6.4 (Copyright) to any (a) Affiliate; provided that any sublicense granted to an Affiliate shall automatically and immediately terminate once such Person ceases to be an Affiliate of Pfizer; or (b) Third Party; provided that any sublicense under the rights granted in Section 2.1 (Grant to Pfizer) to a Third Party who is not a distributor, wholesaler, reseller or other service provider, in each case, performing services on behalf of Pfizer pursuant to the terms and conditions of this Agreement will require Biohaven’s prior written consent, not to be unreasonably withheld, delayed or conditioned (any Person to which Pfizer has granted a sublicense pursuant to this Section 2.2 (Sublicenses) and Section 14.2 (Sublicenses), a “Sublicensee”). Pfizer shall be responsible for compliance by any Sublicensee to the terms and conditions of this Agreement that are applicable to such Sublicensee, and Pfizer shall bind any Sublicensee, in a written agreement, to such terms and conditions.
2.3.Grant to Licensor. As of the Effective Date, subject to the terms and conditions of this Agreement, Pfizer hereby grants to Biohaven a non-exclusive, royalty-free, fully paid-up license (where such license is (x) solely sublicensable to Biohaven’s Affiliates and designees and service providers, provided that any sublicense to BioShin shall be limited to the BioShin Territory; and (y) solely transferable in connection with a sale or transfer of all or substantially all of the business to which it relates on a country-by-country basis) under the Pfizer IP solely to (a) Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field outside of the Territory; and (b)

Develop and Manufacture Licensed Compounds and Licensed Products in the Field in the Territory solely to the extent permitted under this Agreement.
2.4.Prior Agreements. [***]
2.5.Reservation of Rights. Except as expressly set forth in this Agreement, neither Party hereby assigns, sells or transfers any intellectual property or grants any license, covenant not to sue or other right under any intellectual property, to the other Party or any other Person, expressly, by implication, estoppel, exhaustion or otherwise. All rights not expressly granted herein are hereby reserved. For the avoidance of doubt, Biohaven expressly reserves all right to Develop and Manufacture the Licensed Compounds and the Licensed Products in and outside the Territory (including the right to freely grant sublicenses to exercise such rights), subject to Pfizer’s rights under Article 4 (Development and Regulatory Activities) and Section 5.5 (Manufacturing). Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, neither Licensor nor any of its Affiliates grants under this Agreement any license or other right to Pfizer or any other Person (a) under any Patent Rights or other registered intellectual property right (including applications therefor), in each case, filed outside the Territory; or (b) to use or otherwise exploit Know-How or any other intellectual property right outside the Territory.
ARTICLE 3.

Governance
3.1.Alliance Managers. Within [***] following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to serve as the primary contact point between the Parties for the activities under this Agreement, including for the purpose of providing each Party with information on the progress of Development and Commercialization of the Licensed Products. The Alliance Managers will be responsible for: (a) facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (b) coordinating the various functional representatives of each Party, as appropriate, in developing and executing strategies and plans for the Licensed Products; (c) providing a single point of communication for seeking consensus both internally within each Party’s organization and between the Parties regarding key strategy and planning issues, including updates to the Committees; (d) assisting the integration of teams across functional areas; (e) assisting Committees in identifying and raising cross-Party or cross-functional disputes in a timely manner; and (f) performing such other functions as agreed by the Parties. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.
3.2.Joint Development, Medical and Regulatory Committee.
3.2.1.Composition. Within [***] following the Effective Date, the Parties shall establish a Joint Development, Medical and Regulatory Committee (“JDMRC”) which shall consist of [***].
3.2.2.Responsibilities. The JDMRC will be responsible for:
(a)reviewing, discussing and approving any updates and other modifications to the Development Plan from time to time;

(b)reviewing, discussing and approving (i) Pfizer Development Activities and (ii) Clinical Trials and Development activities for a Licensed Compound or Licensed Product in a migraine indication (including the Initial Indications) to be conducted by or on behalf of Biohaven, an Affiliate or a Third Party, in each case, outside of the Development Plan;
(c)providing a forum for the discussion of global Medical Affairs Activities and Commercialization Support Data; and
(d)reviewing and discussing any issues, communications or information pertaining to regulatory filings and Regulatory Approvals for the Licensed Product in the Field in the Territory.
3.3.Joint Manufacturing Committee.
3.3.1.Composition. Within [***] following the Effective Date, the Parties shall establish a Joint Manufacturing Committee (“JMC”) which shall consist of [***].
3.3.2.Responsibilities. The JMC will be responsible for:
(a)overseeing global demand and commercial supply of the Licensed Products (in accordance with the Quality Agreements and the Supply Agreement entered into pursuant to Section 5.5 (Manufacturing));
(b)reviewing, discussing and approving the annual Supply Plan, including long-term supply and supply chain strategies, leading to an aligned 5-year supply plan agreement, and any updates thereto;
(c)reviewing, discussing and approving a strategy for the CMC Activities to be conducted by Licensor pursuant to Section 5.5.1(a) (Allocation of Manufacturing Responsibilities) (such strategy, the “CMC Strategy”), the Manufacturing strategy and CMC Activities to be conducted by Licensor, along with discussing the status, changes and developments in connection therewith (including any communications or other interaction with applicable Regulatory Authorities);
(d)discussing and attempting to resolve any dispute between Pfizer and Licensor relating to the Manufacturing of Licensed Products in accordance with this Agreement, the Supply Agreement, the Quality Agreements and the Distribution Agreement;
(e)discussing and attempting to resolve any issues arising from the joint operating teams established by the Parties (as described in Schedule 5.5.1(a) (Principles Governing Supply Relationship)) and Catalent in connection with the Manufacture of Licensed Products, and with respect to any disputes with the applicable CMO, aligning on a unified position with respect to such CMO;
(f)discussing and approving an equitable allocation methodology to apply in case of shortages of Licensed Products in accordance with the methodology established in the Supply Agreement;
(g)reviewing and discussing supply chain strategies and the performance key performance indications along the supply chain;

(h)on an [***] basis, reviewing, discussing and approving the business continuity plan in the Territory;
(i)providing a forum to address any recalls of the Licensed Product in the Field in the Territory;
(j)developing and agreeing upon annual budget detailing volumes, Licensor’s manufacturing costs and supply assumptions for the Licensed Product; and
(k)providing a forum for the Parties to review and discuss any other material issues pertaining to the Manufacturing, supply chain, or quality of the Licensed Compound or Licensed Product, including any necessary pre- and post-launch coordination, in each case, where such Licensed Compound or Licensed Product will be sold in the Field in the Territory.
3.4.Joint Commercialization Committee.
3.4.1.Composition. Within [***] following the Effective Date, the Parties shall establish a Joint Commercialization Committee (“JCC”) which shall consist of [***]. The Parties may mutually agree to disband the JCC any time after [***].
3.4.2.Responsibilities. The JCC will be responsible for:
(a)reviewing and discussing any updates to the Commercialization Plan from time to time;
(b)providing a forum for the Parties to discuss the geographic scope of the Commercialization Plan and the launch plans for certain countries in the Territory;
(c)providing a forum for the exchange of Commercialization Materials (as defined below) licensed under Section 7.6.4 (Copyright);
(d)providing a forum for the Parties to discuss the global trademark strategy (including the conduct of any trademark clearance searches in the Territory) for Commercialization of the Licensed Products in the Territory and outside the Territory; and
(e)providing a forum for the Parties to review and discuss material issues pertaining to the marketing, distribution and other Commercialization of the Licensed Products in the Field in the Territory, including any necessary pre- and post-launch coordination.
3.5.Representatives. Each of the Committees shall be composed of [***], with each representative having the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of such Committee. Each Party may replace its Committee members upon written notice to the other Party; provided that such replacement has the foregoing requisite experience and seniority; and provided, further, that the Committee composition meets the requirements of this Article 3 (Governance). Each Committee will have [***] co-chairpersons, [***], and each co-chairperson shall be entitled to call meetings. The co-chairpersons shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue final minutes within [***] thereafter.

3.6.Meetings. The JDMRC and the JCC shall each hold meetings [***] during the Term and the JMC shall hold meetings [***] during the Term or, in each case, at such frequency and times as the co-chairpersons of the relevant Committee shall mutually determine. All Committee meetings may be conducted by telephone, video-conference or in person as determined by mutual agreement of the co-chairpersons; provided that [***]. A reasonable number of other representatives of a Party may, subject to the approval of the other Party (not to be unreasonably withheld, delayed or conditioned), attend any Committee meeting as non-voting observers, including any Third Party involved in the Development, Manufacture or Commercialization of any Licensed Product if such Third Party is under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 8 (Confidentiality and Non-Disclosure) and the other Party provided prior approval. Each Party shall be responsible for all of its own expenses of participating in the Committees. Any alternative agreement of the Parties or the applicable co-chairpersons with respect to Committee meetings under this Section 3.6 (Meetings) shall be in writing.
3.7.Decision-Making. Each of Pfizer’s and Licensor’s representatives on a Committee will, collectively, have one vote (each, a “Party Vote”) on all matters brought before such Committee for a decision by consensus. The Committees will make decisions as to matters within its jurisdiction by unanimous Party Vote, which may be reflected in the minutes of the Committee meeting or by an action by written consent signed by the co-chairpersons of such Committee or their designees identified in writing. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “approve,” or “determine whether to approve” by a Committee and similar phrases used in this Agreement will mean approval in accordance with this Section 3.7 (Decision Making), including the escalation and tie breaking provisions herein. For the avoidance of doubt, (a) matters that are specified in this Article 3 (Governance), to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by the Parties and are not subject to the voting and decision-making procedures set forth in this Section 3.7 (Decision-Making) or Section 3.8 (Resolution of Committee Disputes) and (b) the Committees will not have any decision making authority over matters related to the Commercialization of the Licensed Compound or Licensed Product in the Territory or outside the Territory.
3.8.Resolution of Committee Disputes.
3.8.1.Referral to Senior Executives. In the event that any Committee cannot reach a unanimous Party Vote using good faith efforts on any matter within its respective scope of authority, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves with support from the Alliance Managers. In the event that such dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the dispute to (a) [***] and (b) [***] or such successor role as may be applicable (collectively, “Senior Executives”), who shall negotiate and seek to resolve such dispute in good faith within [***] after such notice is received.
3.8.2.Decision-Making Authority. If the Senior Executives are unable to reach agreement on any such matter so referred within [***] after such matter is referred to them (or such longer period as the Senior Executives may agree upon), then:
(a)Pfizer Final Decision-Making Authority. Pfizer will have final decision-making authority with respect to [***].
(b)Licensor Final Decision-Making Authority. Licensor will have final decision-making authority with respect to [***].

(c)Consensus-Based Decision-Making. Except for those matters set forth in Section 3.8.2(a) (Pfizer Final Decision-Making Authority) and Section 3.8.2(b) (Licensor Final Decision-Making Authority), no action may be taken by or on behalf of any Party with respect to the referred matter and no changes may be made by or on behalf of any Party from the current status quo. In addition, no Party may refer such unresolved matter as a dispute for resolution in accordance with Section 13.2 (Dispute Resolution).
3.9.Scope of Governance. Notwithstanding the responsibilities delegated to the Committees, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the Committees shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided in this Agreement, or the Parties expressly so agree in writing. The Committees shall not have the power to amend or modify this Agreement, and no decision of the Committees shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the Committees are only those specific issues that are expressly provided in this Agreement to be decided by the Committees.
ARTICLE 4.

Development and Regulatory Activities
4.1.Overview of Development Activities. From and after the Effective Date, subject to the terms of this Agreement, Licensor shall continue to be responsible for, and shall control the conduct of, all Development activities with respect to the Licensed Compounds and the Licensed Products (including the conduct of any Clinical Trials or preclinical studies which may, in either case, require sites in the Territory), in its sole discretion and at its sole expense. Pfizer shall not perform (itself or with or through any of its Affiliates, Sublicensees or any Third Party) any Development activities for the Licensed Compounds or the Licensed Products other than as permitted pursuant to Section 4.2.3 (Pfizer Development Activities) or Section 4.3 (Assumed Development Activities). Pfizer shall exercise the rights granted under Section 2.1.2 (Grant to Pfizer), Section 14.1.2 (Grant to Pfizer), Section 2.2.2 (Grant to Pfizer) of the BMS Sublicense, or Section 6.1.2 (Grant to Pfizer) of the BMS Sublicense to conduct any Development activities with respect to the Licensed Compounds and the Licensed Products only to the extent permitted in this Article 4 (Development and Regulatory Activities).
4.2.Development Plan and Additional Development Activities.
4.2.1.Initial Development Plan. Prior to the Execution Date, the Parties have agreed upon an initial development plan for rimegepant in the Initial Indications, which initial development plan is set forth on Schedule 4.2.1 (the “Initial Development Plan”, as so amended, updated or modified pursuant to Section 4.2.2 (Changes to the Development Plan), the “Development Plan”). The Initial Development Plan includes a list of: (a) all ongoing Clinical Trials or preclinical studies currently being conducted by Licensor for rimegepant in the Initial Indications; and (b) all planned Clinical Trials or preclinical studies that are contemplated to be conducted by Licensor for rimegepant in the Initial Indications. Licensor will use Commercially Reasonable Efforts to conduct the activities set forth in the Development Plan at its sole cost and expense.
4.2.2.Changes to the Development Plan. If a Party wishes to make a change to the Development Plan (including to add additional Clinical Trials for the Initial Indications, or Development activities for any Additional Indications), then such Party will submit its proposed change to the JDMRC for the JDMRC to review, discuss and determine whether to approve. Each such update to the

Development Plan will become effective and will supersede the previous Development Plan upon approval thereof by the JDMRC (which approval will be memorialized in the minutes of such JDMRC meeting). [***] Without limiting the JDMRC’s right to review, discuss and determine whether to approve any updates to the Development Plan, Licensor will have the right, without seeking JDMRC review and approval, to make day-to-day operational decisions with respect to the performance of the Development activities set forth in the Development Plan provided such decisions are consistent with the then-current Development Plan.
4.2.3.Pfizer Development Activities. Subject to this Section 4.2.3 (Pfizer Development Activities) and Section 3.8.2(a) (Pfizer Final Decision-Making Authority), Pfizer may conduct [***] at its sole cost and expense (such activities, “Pfizer Development Activities”). Prior to conducting any Pfizer Development Activities, Pfizer will provide Licensor, through the JDMRC, with the plan for such Pfizer Development Activities reasonably in advance of the start of such Pfizer Development Activities in order for Pfizer to consult with Licensor and for Licensor to review and provide comments on such plan. Pfizer will in good faith consider any reasonable suggestions by Licensor with respect to such Pfizer Development Activities, but, subject to Section 3.8.2(a) (Pfizer Final Decision-Making Authority), will have the right to conduct such Pfizer Development Activities in its sole discretion and at its sole cost.
4.2.4.Additional Development Activities. Subject to this Section 4.2.4 (Additional Development Activities) and Section 3.8.2(b) (Licensor Final Decision-Making Authority), Licensor will have the right, in its sole discretion and at its sole cost, to conduct any Clinical Trials or other Development activities in or outside the Territory with respect to any Licensed Compound or Licensed Products which are not specified in the Development Plan.
(a)Additional Clinical Trials. On a Clinical Trial-by-Clinical Trial basis, prior to conducting a Clinical Trial for an Additional Indication, Licensor will provide Pfizer, through the JDMRC, with the clinical study protocol for such Clinical Trial reasonably in advance of the start of such Clinical Trial in order for Licensor to consult with Pfizer and for Pfizer to review and provide comments on such clinical trial protocol. Licensor will in good faith consider any reasonable suggestions by Pfizer with respect to such Clinical Trial, but, subject to Section 3.8.2(b) (Licensor Final Decision-Making Authority), will have the right to conduct such Clinical Trial in its sole discretion and at its sole cost.
(b)Additional Indications for Rimegepant. Pfizer will have the opportunity to conduct a non-binding opportunity assessment of Additional Indications for rimegepant that progress to a Phase II Clinical Trial (or Phase III Clinical Trial if there is no Phase II Clinical Trial) during the Term. Licensor will use Commercially Reasonable Efforts to provide Pfizer at least [***] advance written notice of any anticipated filing of an NDA with the FDA for rimegepant for any Additional Indication. Pfizer shall have [***] after Licensor files an NDA with the FDA for rimegepant for any Additional Indication to conduct diligence on such Additional Indication, and on an Additional Indication-by-Additional Indication basis, Pfizer shall within such [***] period give written notice to Licensor if it wishes to exclusively Commercialize rimegepant for such Additional Indication in the Territory under this Agreement. In the event Pfizer elects to Commercialize such Additional Indication for the Licensed Product, the Parties shall update the Development Plan to include a clinical plan to continue Developing the Additional Indication for Regulatory Approval in the Territory. Unless otherwise mutually agreed between the Parties in writing, Licensor shall be responsible for executing on and funding such updated Development Plan. If Pfizer elects to Commercialize such Additional Indication for the Licensed Product, then Pfizer shall pay Biohaven Ireland [***] within [***] for rimegepant for such Additional Indication in the first Major Market in the Field in the Territory; provided that, [***]. If Pfizer does not elect to Commercialize an Additional Indication for the Licensed Product, then [***].

4.3.Assumed Development Activities.
4.3.1.Conditions on Assumption. If Licensor [***] (taking into account any material adverse condition or event pursuant to Section 4.7 (Excused Performance) or force majeure pursuant to Section 13.6 (Force Majeure)), then Pfizer will provide Licensor with written notice [***]. Upon receipt of such notice, (a) Licensor will have a [***] period to [***] (the “Development Activities Cure Period”) and (b) at Licensor’s request, the Parties will meet and cooperate to agree in good faith upon a plan to resolve [***]. In addition, if Licensor [***] (taking into account any material adverse condition or event pursuant to Section 4.7 (Excused Performance) or force majeure pursuant to Section 13.6 (Force Majeure)), then Licensor will [***]. Subject to Section 4.7 (Excused Performance) and Section 13.6 (Force Majeure), if Licensor (i) [***], or (ii) [***], then, in each case, Pfizer may, upon written notice to Licensor, assume such Development activities (the “Assumed Development Activities”). Notwithstanding anything to the contrary, subject to Section 9.3.7 (Covenants of Licensor), Pfizer shall have no right to conduct any Assumed Development Activities outside of the Territory.
4.3.2. Effects on Assumption. With respect to any Assumed Development Activities:
(a)Licensor will work collaboratively and in good faith with Pfizer, and make its personnel reasonably available to Pfizer, in each case, in order to (i) transfer any applicable technology, materials, or contracts with subcontractors to Pfizer that are necessary or reasonably useful for the performance of the applicable Assumed Development Activities, and (ii) provide such other assistance so as to enable Pfizer to assume performance of the applicable Assumed Development Activities;
(b)[***];
(c)Pfizer will thereafter have the right to make operational decisions with respect to the performance of such Assumed Development Activities to the extent substantially consistent with the then-current Development Plan;
(d)Pfizer shall keep Licensor reasonably apprised of the performance of any Assumed Development Activities, including any material developments resulting from any applicable Clinical Trials, in accordance with Section 4.4.2 (Development Reports); and
(e)the JDMRC will update the Development Plan to allocate performance of the Assumed Development Activities to Pfizer. Notwithstanding Section 4.3.2(b) (Effects on Assumption), if Pfizer assumes the applicable Development activities [***], then [***].
4.4.Development Records and Reports; Compliance with Laws.
4.4.1.Records. Licensor shall maintain, in good scientific manner and in a manner consistently applied by Licensor for its products, complete and accurate books and records documenting its Development activities hereunder in sufficient detail to verify compliance with its obligations under this Agreement. Licensor shall retain, or cause to the retained, such records for at least [***] after the termination of this Agreement, or for such longer period as may be required by Law or such Party’s document retention policies.
4.4.2.Development Reports. At each JDMRC meeting, Licensor will provide the JDMRC with a high level update summarizing the Development activities for the Licensed Compound and the Licensed Product conducted by or on behalf of Licensor, its Affiliates or (sub)licensees since the last JDMRC meeting. In addition, within [***] after the end of each Calendar Year during which Licensor has performed activities under the Development Plan, Licensor shall provide to the JDMRC, a written report (in electronic form) summarizing the material activities undertaken by Licensor during such Calendar Year in connection with the Development Plan and, upon the reasonable request by the JDMRC, shall provide the JDMRC access to material information, results, and analyses with respect to such activities.
4.4.3.Compliance with Law. Licensor shall conduct, and shall cause its Affiliates and (sub)licensees to conduct, all Development activities with respect to the Licensed Compound and Licensed Product in accordance with all Laws, rules and regulations.
4.5.Regulatory Submissions and Approvals.
4.5.1.Regulatory Responsibility. It is the Parties’ intention that Pfizer will be the marketing authorization holder in all countries in the Territory. For any countries in the Territory listed on Schedule 4.5.1, Licensor (a) will apply for the marketing authorization, to the extent it has not done so already, on the timelines agreed by the Parties, (b) will not cancel or withdraw any such marketing authorization applications without Pfizer’s prior written consent, (c) will submit all required applications to transfer marketing authorizations to Pfizer on a country-by-country basis promptly after the later of (i) the Effective Date and (ii) Regulatory Approval in such country, in each case, unless not permitted under Law, and (d) on a country-by-country basis, will consult with Pfizer regarding any Price Approvals that either Party wishes to submit in a country prior to the marketing authorization being transferred to Pfizer for such country and Pfizer will have final decision-making authority over any such Price Approvals. Once Pfizer is the marketing authorization applicant or marketing authorization holder in a country in the Territory, Pfizer will solely own all Regulatory Approvals and submissions in connection with the Licensed Product in such country, and all Regulatory Approvals for Licensed Products in such country shall be obtained by and in the name of Pfizer. Each Party shall bear [***], but Licensor shall bear [***]; provided that, following Regulatory Approval in a country and Pfizer’s designation as marketing authorization holder in such country, Pfizer shall bear [***].
4.5.2.Regulatory Cooperation.
(a)On a country-by-country basis in the Territory, if Pfizer is not the marketing authorization applicant or marketing authorization holder in a country, Licensor shall be responsible for regulatory filings in such country, subject to this Section 4.5.2(a) (Regulatory Cooperation). Licensor shall provide Pfizer drafts of any material documents or other material correspondences pertaining to the Licensed Compound or Licensed Product, including Regulatory Approval applications and any proposed labeling, that Licensor plans to submit to, or has received from, any Regulatory Authority in the Territory, such provision of drafts to be reasonably in advance of (but in no event less than [***] prior to) such planned submission. Pfizer may provide comments regarding such documents and other correspondences prior to their submission, which comments, if reasonable, shall be incorporated by Licensor. Licensor shall provide Pfizer with copies of all material regulatory submissions it makes to, and all material regulatory correspondence it receives from, any Regulatory Authority in the Territory pertaining to the Licensed Compound or Licensed Product, including Regulatory Approval applications and any proposed labeling, in the Territory. Pfizer shall have the right to participate in all meetings, conferences and discussions by Licensor or its Affiliates with any Regulatory Authorities in the Territory pertaining to the Licensed Product, including having its representatives present at such meetings, conferences or discussions. Licensor shall provide Pfizer with reasonable advance notice of all such meetings and other contact, if requested by Pfizer, and advance copies of all related material documents and other relevant material information relating to such meetings or other contact to allow Pfizer a reasonable opportunity to review and provide comment on such materials, which comments, if reasonable, shall be incorporated by Licensor.
(b)On a country-by-country basis in the Territory, if Pfizer is the marketing authorization applicant or marketing authorization holder in a country, Pfizer shall be responsible for regulatory filings in such country, subject to this Section 4.5.2(b) (Regulatory Cooperation). Pfizer shall provide Licensor drafts of any material documents or other material correspondences pertaining to the Licensed Compound or Licensed Product that would reasonably be expected to be relevant in any material respect (i) to Biohaven’s Manufacturing or Development rights or obligations under this Agreement, or (ii) to the Licensed Product outside of the Territory, in each case, that Pfizer plans to submit to any Regulatory Authority in the Territory, such provision of drafts to be reasonably in advance of such planned submission. Licensor may provide comments regarding such documents or other correspondences prior to their submission, which comments shall be considered by Pfizer in good faith, but Pfizer shall not be required to delay the timing of any regulatory filings relating to any Licensed Compound or Licensed Product as a result of Licensor’s right to review and comment and Pfizer may determine whether to incorporate any such comments to in its sole discretion. Licensor shall have the right to participate in any meetings, conferences and discussions by Pfizer or its Affiliates with any Regulatory Authorities in the Territory pertaining to the Licensed Product to the extent such meeting, conference or discussion is reasonably expected to be relevant in any material respect to Biohaven’s Manufacturing or Development rights or obligations under this Agreement or to the Licensed Product outside of the Territory. Pfizer shall provide Licensor with reasonable advance notice of all such meetings and, if requested by Licensor, and advance copies of all related material documents and other relevant material information relating to such meetings or other contact.
(c)[***]
4.5.3.Right of Reference.
(a)Licensor hereby grants to Pfizer a right of reference to all regulatory documents pertaining to Licensed Products in the Field submitted by or on behalf of Licensor or its Affiliates for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in the Field in the Territory. If requested by Pfizer, Licensor will, and will cause its Affiliates to provide a signed statement to this effect in accordance with Laws.
(b)Pfizer hereby grants to Licensor a right of reference to all regulatory documents pertaining to Licensed Products in the Field submitted by or on behalf of Pfizer, its Affiliates or Sublicensees for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in the Field outside the Territory. If requested by Licensor, Pfizer will, and will cause its Affiliates to, provide a signed statement to this effect in accordance with Laws.
4.6.Exchange of Data and Know-How.
4.6.1.Initial Know-How Transfer. Within a reasonable time not to exceed [***] after the Effective Date, each of Biohaven and BioShin will make available to Pfizer (in such format as Pfizer may reasonably request) true, accurate and complete copies of all Biohaven Know-How and BioShin Know-How, as applicable, that exists as of the Effective Date and is necessary or reasonably useful to Commercialize the Licensed Product in accordance with this Agreement, including (a) the Biohaven Know-How and BioShin Know-How listed on Schedule 4.6.1 and (b) all Data from Clinical Trials and preclinical studies for the Licensed Product that have been conducted by Biohaven or BioShin prior to the Effective Date and all INDs and NDAs related to such Clinical Trials. Any Biohaven Know-How or

BioShin Know-How [***] will remain accessible (including accessible for download) to Pfizer for at least [***] after the Effective Date and will not need to be provided to Pfizer again to the extent such Know-How is accessible to Pfizer for download; provided that the Parties have agreed on a format for downloading or otherwise providing such information to Pfizer in an accessible manner. For the avoidance of doubt, neither Biohaven nor BioShin shall have any obligation to reduce to tangible embodiments any Biohaven Know-How or BioShin Know-How, as applicable, to the extent such embodiments do not exist as of the Effective Date.
4.6.2.Regulatory Know-How Transfer. To the extent not already covered pursuant to Biohaven’s obligations under Section 4.6.1 (Initial Know-How Transfer), Licensor will make available to Pfizer true, accurate and complete copies of all Biohaven Know-How and BioShin Know-How that is necessary or reasonably useful for Pfizer to obtain or maintain Regulatory Approval for each country in the Territory, including the Biohaven Know-How and BioShin Know-How set forth on Schedule 4.6.2 (such transfer, the “Regulatory Know-How Transfer”). On a country-by-country basis, the Regulatory Know-How Transfer will occur (a) within [***] after the Effective Date for any countries in the Territory that are not set forth on Schedule 4.5.1 and (b) for any countries set forth on Schedule 4.5.1, within [***] after transfer of the marketing authorization in such country to Pfizer pursuant to Section 4.5.1 (Regulatory Responsibility).
4.6.3.General Know-How Transfer Thereafter. During the Term of this Agreement, promptly upon the request of the other Party, each of Pfizer, Biohaven and BioShin, as applicable, shall provide Licensor or Pfizer, as applicable, all material Know-How which has not previously been provided hereunder (including pursuant to the virtual data room at ShareVault referenced in Section 4.6.1 (Initial Know-How Transfer)) and for which it has access to (including all material Data from Clinical Trials and preclinical studies for the Licensed Product conducted by Biohaven, BioShin, or Pfizer, as applicable, during the Term of this Agreement) that is generated pursuant to the terms and conditions of this Agreement, and is necessary, or reasonably useful to (a) in the case of Pfizer, (i) Commercialize the Licensed Product in accordance with this Agreement, (ii) conduct any Development activities pursuant to Section 4.2.3 (Pfizer Development Activities) or (iii) if applicable, conduct the Assumed Development Activities pursuant to Section 4.3 (Assumed Development Activities); and (b) in the case of Licensor, obtain or maintain Regulatory Approval of a Licensed Product in the Field outside the Territory; provided that such Know-How shall be limited to Inventions under this Agreement Controlled by Pfizer or any of its Affiliates and may solely be used to obtain or maintain Regulatory Approval of a Licensed Product in the Field outside the Territory. Such Know-How will be provided through a digital exchange system established by the Parties. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Know-How under this Section 4.6.3 (General Know-How Transfer Thereafter). For the avoidance of doubt, no Party shall have any obligation to reduce to tangible embodiments any Know-How to the extent such embodiments do not exist.
4.7.Excused Performance. Licensor’s obligations with respect to the Licensed Products pursuant to Section 4.1 (Overview of Development Activities), Section 4.2 (Development Plan and Additional Development Activities) and Section 5.5 (Manufacturing) and Pfizer’s diligence obligations under Section 5.1.2 (Diligence) are expressly conditioned upon the continuing absence of any material adverse condition or event affecting the safety or efficacy of the applicable Licensed Product, and such obligations shall be delayed or suspended so long as any such material adverse condition or event exists. For the purpose of this Section 4.7 (Excused Performance), a “material adverse condition or event” shall mean, with respect to a particular Licensed Product in a country or region in the Territory, [***]. Each Party will promptly notify the other Party in the event it believes there has been a material adverse condition or event with respect to a Licensed Product.

4.8.Pharmacovigilance; Adverse Experience Reporting. The safety units from each of the Parties shall meet and agree upon a plan for exchanging product information relating to the Licensed Compound and Licensed Product (such plan, the “Safety Data Exchange Agreement” or “SDEA”) which shall be effective prior to the initiation of activities by the Parties implicating obligations to manage product safety information in the Territory. The SDEA shall ensure that product safety information is exchanged according to a schedule that will permit each Party to comply with Laws, including any local regulatory requirements and inclusive of any such data as may be initially collected by Third Parties. Pfizer shall establish, hold and maintain the global safety database for Licensed Products for use in the Field (the “Global Safety Database”). Licensor will provide Pfizer with (a) all available Data currently contained within the Licensor’s safety database for the Licensed Products (on a schedule and in a format to be agreed between the Parties) and (b) all ongoing adverse experience data originating from outside the Territory, in each case (a) and (b), that is necessary for Pfizer to establish and maintain the Global Safety Database. Once such Global Safety Database is established, Pfizer will provide Licensor with information and outputs from the Global Safety Database within reasonable timelines (as detailed in the SDEA) to allow Licensor to comply with its obligations under Laws.
ARTICLE 5.

Commercialization Activities
5.1.Overview of Commercialization Activities.
5.1.1.Pfizer’s Responsibility. From and after the Effective Date, Pfizer shall have the sole right to Commercialize the Licensed Product in the Field in the Territory, including the right to conduct Commercialization activities (including Medical Affairs Activities and activities to produce Commercialization Support Data or otherwise to secure and maintain market access and reimbursement) with respect to the Licensed Products in the Territory, at its expense except for any costs covered by Licensor pursuant to Section 4.5.1(Regulatory Responsibility).
5.1.2.Diligence. Pfizer shall use Commercially Reasonable Efforts to Commercialize a Licensed Product containing rimegepant for the Acute Indication in each Major Market where Regulatory Approval has been obtained for such Licensed Product in the Acute Indication. Pfizer shall use Commercially Reasonable Efforts to Commercialize a Licensed Product containing rimegepant for the Prevention Indication in each Major Market where Regulatory Approval has been obtained for such Licensed Product in the Prevention Indication. If Pfizer elects to Commercialize any Additional Indication for a Licensed Product containing rimegepant pursuant to Section 4.2.4(b) (Additional Indications for Rimegepant) or to Commercialize zavegepant pursuant to Section 5.6 (Additional Commercialization Activities for Zavegepant), then Pfizer shall use Commercially Reasonable Efforts to Commercialize such Additional Indication or zavegepant, as applicable, in each Major Market where Regulatory Approval has been obtained for such Additional Indication or zavegepant, as applicable.
5.2.Commercialization Plan.
5.2.1.Initial Commercialization Plan. The initial plan for the Commercialization of the Licensed Product in the Field in the Territory will be prepared by Pfizer and delivered to Licensor within [***] after the Effective Date (the “Initial Commercialization Plan”, as so amended, updated or modified pursuant to Section 5.2.2 (Updates to the Commercialization Plan) the “Commercialization Plan”), which shall include [***].

5.2.2.Updates to the Commercialization Plan. At least [***] during the Term, Pfizer shall prepare and deliver to the JCC, for the JCC to review and discuss, annual updates to the Commercialization Plan, which updates shall (a) be finalized and delivered during the [***] period prior to each anniversary of the Effective Date and (b) include substantially the same level of detail as the Initial Commercialization Plan.
5.2.3.Progress Reports. Within [***] following the end of each Calendar Year during the Term of this Agreement, Pfizer shall provide to Licensor a written progress report in English which shall describe the work performed to date on the Commercialization of Licensed Compounds and Licensed Products in the Territory, including information on prices charged by Pfizer or its Related Parties to Third Parties, for each Licensed Product on a country-by-country basis in the Major Markets and a region-by-region basis for all other countries in the Territory.
5.3.Compliance with Law. Pfizer shall conduct, and shall cause its Affiliates and Sublicensees to conduct, all Commercialization activities (including the preparation of any Marketing Materials or Educational Materials for the Licensed Product) in accordance with all Laws, rules and regulations.
5.4.Marketing Materials. Pfizer will have the right to develop and prepare, at its expense, marketing, advertising and promotional materials (the “Marketing Materials”) concerning the Licensed Product for use in the Territory, as well as training manuals and education and communication materials (the “Educational Materials”) for Sales Representatives in the Territory. Any Marketing Materials, training manuals or Educational Materials developed and used by Pfizer, its Affiliates and Sublicensees for the Licensed Product in the Territory shall be consistent with the Regulatory Approval therein and the Commercialization Plan and shall comply with all Laws. Pfizer shall keep Licensor reasonably informed with respect to Marketing Materials and Educational Materials and, upon Licensor’s request, shall provide Licensor with copies (in electronic form) of any new Marketing Materials or Educational Materials for Licensed Product developed by Pfizer (or any of its Affiliates or Sublicensees) and any material changes to any such Marketing Materials or Educational Materials, and consider in good faith Licensor’s reasonable comments, including with respect to consistency with Licensor’s sales and promotion of Licensed Product outside the Territory.
5.5.Manufacturing.
5.5.1.Allocation of Manufacturing Responsibilities.
(a)Licensor will be responsible for, and will control the conduct of, the CMC Activities at Licensor’s sole cost and expense, provided that such CMC Activities are conducted in accordance with the CMC Strategy approved by the JMC. In addition, Licensor will supply Pfizer with all of Pfizer’s, its Affiliates’ and Sublicensees’ requirements for the Licensed Product in the Field in the Territory during the Term of this Agreement. Within [***] of the Effective Date, the Parties shall enter into a mutually agreed upon supply agreement to govern such supply consistent with the principles set forth in Schedule 5.5.1(a) (the “Supply Agreement”). Subject to the terms of the Supply Agreement and the remainder of this Section 5.5.1 (Allocation of Manufacturing Responsibilities), all Licensed Product requirements during the term of the Supply Agreement of Pfizer, its Affiliates and Sublicensees shall be purchased by Pfizer from Licensor. Without limiting Licensor’s responsibility under this Agreement or the Supply Agreement, Licensor shall have the right at any time to satisfy its supply obligations to Pfizer hereunder or under the Supply Agreement either in whole or in part through arrangements with Third Parties engaged to perform services or supply facilities or goods in connection with the Manufacturing of Licensed Product; provided that Licensor shall remain responsible for such activities to the same extent as if Licensor had performed such activities itself. Notwithstanding anything to the contrary contained herein, if Licensor materially breaches its supply obligations to Pfizer hereunder or under the Supply Agreement, and such material breach continues for at least [***] after written notice of such breach has been delivered by Pfizer to Licensor, then Pfizer may [***]. Pfizer shall exercise the rights granted under Section 2.1.3 (Grant to Pfizer), Section 14.1.3 (Grant to Pfizer), Section 2.2.3 (Grant to Pfizer) of the BMS Sublicense, or Section 6.1.3 (Grant to Pfizer) of the BMS Sublicense to conduct any Manufacturing activities with respect to the Licensed Compounds and the Licensed Products only to the extent permitted in this Section 5.5 (Manufacturing).
(b)Pfizer will be responsible for, and will control the conduct of, any additional Manufacturing of the Licensed Product after such Licensed Product is supplied to Pfizer by Licensor pursuant to the Supply Agreement (including any secondary or tertiary packaging and labeling of the Licensed Product for sale or use in the Territory and managing the CMOs).
5.5.2.Supply Plan. Within [***] after the Effective Date, the Parties will discuss and prepare a five-year supply chain and management plan (the “Supply Plan”) which shall include (a) a plan for producing sufficient quantities of the Licensed Products to meet the Commercialization demand set forth in the forecast provided by Pfizer pursuant to Section 6.7 (Forecast), including appropriate capacity and inventory and safety stock levels, (b) [***] high-level non-binding forecast for capacity planning purposes and short-term forecasts meeting the requirements established by the JMC, (c) life cycle planning, including capacity needs, (d) information regarding yields and batch sizes, and (e) inventory requirements (for the Licensed Products and key raw materials) in order to satisfy supply requirements for the supply of the Licensed Products in connection with the foregoing. The JMC will review, discuss and approve the Supply Plan. If a Party wishes to make a change to the Supply Plan, then such Party will submit its proposed change to the JMC for the JMC to review, discuss and determine whether to approve. Each such update to the Supply Plan will become effective and will supersede the previous Supply Plan upon approval thereof by the JMC (which approval will be memorialized in the minutes of such JMC meeting). Licensor will conduct its Manufacturing activities for the Licensed Compounds and the Licensed Products in accordance with the Supply Plan.
5.5.3.Additional Agreements. To support the Manufacturing activities under this Agreement, within [***] of the Effective Date, the Parties will enter into the following agreements:
(a)a quality agreement between Licensor and Pfizer consistent with the principles set forth on Schedule 5.5.1(a) (the “Two-way Quality Agreement”);
(b)a quality agreement between Licensor, Pfizer and Catalent on the principles set forth in Schedule 5.5.1(a) (the “Three-way Quality Agreement” together with the Two-way Quality Agreement, the “Quality Agreements”); and
(c)a distribution and quality agreement covering the supply of finished Licensed Product from Licensor to Pfizer in any markets where Licensor is still the marketing authorization holder at the time of Pfizer’s First Commercial Sale in such market (the “Distribution Agreement”).
5.6.Additional Commercialization Activities for Zavegepant. During the Term, Licensor will have the right to conduct Development of zavegepant (whether inside or outside of the Territory) to support a Regulatory Approval application anywhere in the world. Pfizer will have the opportunity to conduct a non-binding opportunity assessment of any indications for zavegepant that progress to a Phase II Clinical Trial (or Phase III Clinical Trial if there is no Phase II Clinical Trial) during the Term.

Licensor will use Commercially Reasonable Efforts to give Pfizer at least [***] advance written notice of its anticipated filing of the first NDA with the FDA for any Licensed Product containing zavegepant for any indication. Pfizer shall have [***] after Licensor files an NDA with the FDA for the first Licensed Product containing zavegepant for any indication to conduct diligence on zavegepant and Pfizer may, within such [***] period, give written notice to Licensor if it wishes to exclusively Commercialize zavegepant in the Field in the Territory under this Agreement. In the event Pfizer elects to so Commercialize zavegepant in the Field in the Territory, the Parties shall (a) update the Development Plan to include a clinical plan to Develop zavegepant for Regulatory Approval in the Territory, (b) update the Commercialization Plan to include a plan to Commercialize zavegepant in the Territory, and (c) negotiate in good faith any appropriate additional or supplementary terms or arrangements between the Parties to reflect the difference in the nature of the manufacturing process or supply chain for zavegepant. Unless otherwise mutually agreed between the Parties in writing, Licensor shall be responsible for executing on and funding such updated Development Plan. If Pfizer elects to Commercialize zavegepant, then Pfizer shall pay Licensor [***] within [***] for a Licensed Product containing zavegepant [***]. In the event Pfizer elects not to Commercialize zavegepant in the Field in the Territory in accordance with this Section 5.6 (Additional Commercialization Activities for Zavegepant), then, notwithstanding anything to the contrary in this Agreement, (i) zavegepant will no longer be a Licensed Compound under this Agreement and (ii) Licensor or any other person on its behalf shall be able to Develop, Manufacture and Commercialize zavegepant without any additional payment or other obligation to Pfizer.
5.7.Non-Compete. For the avoidance of doubt, obligations under this Section 5.7 (Non-Compete) shall cease to be effective upon any expiration or termination of this Agreement.
5.7.1.BMS Non-Compete Obligations.
(a)Restriction on Pfizer based on BMS Obligations. From the Effective Date through [***], neither Pfizer nor its Affiliates (nor any Sublicensee of Pfizer or any Affiliate of such Sublicensee) shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the clinical Development of a Competitive Compound or in the Commercialization of a Competitive Compound wherein the Competitive Compound has been investigated in a Clinical Trial (the time periods set forth in (a) and (b), the “Pfizer BMS Non-Compete Term”).
(b)Restriction on Licensor based on BMS Obligations. From the Effective Date through [***] (the “Biohaven BMS Non-Compete Term”), neither Licensor nor any of its Affiliates shall, itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the Commercialization of a Competitive Compound in the Acute Indication or Prevention Indication in the Field in the Territory wherein the Competitive Compound has been investigated in a Clinical Trial, except to the extent such Commercialization activities are permitted under [***]. For clarity, the non-compete restrictions on Licensor as set forth in this Section 5.7 (Non-Compete) shall not apply to zavegepant.
(c)Acquired Competitive Compound. Notwithstanding Section 5.7.1(a) (Restriction on Pfizer based on BMS Obligations) or Section 5.7.1(b) (Restriction on Licensor based on BMS Obligations), if Pfizer or its Affiliates, or any Sublicensee of either of them, or Biohaven or its Affiliates, as applicable (the “Acquiring Party”), either through its own development efforts or by acquisition, obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.7.1(a) (Restriction on Pfizer based on BMS Obligations) during the Pfizer BMS Non-Compete Term or a violation of Section 5.7.1(b) (Restriction on Licensor based on BMS Obligations) during the Biohaven BMS Non-Compete Term, as applicable (any such event, a “Triggering Event”), then the Acquiring Party shall promptly notify the other Party in writing and elect (as applicable) one of the following actions within [***] after such Triggering Event:
i.[***]; or
ii.[***].
5.7.2.Additional Non-Compete Obligations.
(a)Additional Commercialization Restriction on Pfizer. From [***] until [***], neither Pfizer nor its controlled Affiliates shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the Commercialization of a Competitive Compound in the Territory (such time period, the “Additional Pfizer Non-Compete Term”).
(b)Additional Commercialization Restriction on Licensor. From [***] until the [***] (the “Additional Licensor Non-Compete Term”), neither Licensor nor its controlled Affiliates shall, itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the Commercialization of a Competitive Compound in the Acute Indication or Prevention Indication in the Field in the Territory, [***]. For clarity, the non-compete restrictions on Licensor as set forth in this Section 5.7 (Non-Compete) shall not apply to zavegepant.
(c)Acquired Competitive Compound. Notwithstanding Section 5.7.2(a) (Additional Commercialization Restriction on Pfizer) or Section 5.7.2(b) (Additional Commercialization Restriction on Licensor), if Pfizer or its controlled Affiliates or Biohaven or its controlled Affiliates, as applicable (the “Acquiring Party”), either through its own development efforts or by acquisition, obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.7.2(a) (Additional Commercialization Restriction on Pfizer) during the Additional Pfizer Non-Compete Term or a violation of Section 5.7.2(b) (Additional Commercialization Restriction on Licensor) during the Additional Biohaven Non-Compete Term, as applicable (any such event, a “Triggering Event”), then the Acquiring Party shall promptly notify the other Party in writing and elect (as applicable) one of the following actions within [***] after such Triggering Event:
i.[***], or
ii.[***].
(d)Independent Affiliate Activities. In the event that an Affiliate of a Party that is not a controlled Affiliate (an “Independent Affiliate”), is engaged, directly or indirectly, in any activities, that if carried by the Licensor or its non-Independent Affiliates or by Pfizer and its non-Independent Affiliates, as applicable, would be in violation of any of the restrictions set forth in Section 5.7.2 (Additional Non-Compete Obligations) (such activities, the “Competitive Activities”), then, [***]. In addition, if such Independent Affiliate is an Affiliate of Licensor’s, then Pfizer will have the right, at Pfizer’s sole election, to modify the information shared by the Parties through the JCC to exclude any information that would be commercially sensitive.

ARTICLE 6.

Payments and Records
6.1.Upfront Payment. In partial consideration for the rights granted by Licensor to Pfizer hereunder, Pfizer shall pay to Biohaven Ireland a nonrefundable and noncreditable upfront payment in an amount equal to [***], on the Effective Date, by wire transfer of immediately available funds to an account specified by Biohaven.
6.2.Equity Investment. In accordance with the terms and conditions set forth in the Subscription Agreement, Pfizer will purchase [***] worth of shares of common stock of Biohaven HoldCo at 125% of the volume weighted average price per Biohaven HoldCo common share on the New York Stock Exchange as reported by Bloomberg L.P. for the 20 consecutive trading days prior to the execution of the Subscription Agreement.
6.3.Commercial Milestones. Pfizer shall pay to Biohaven Ireland the following one-time milestone payments set forth in the table below within [***] after the first achievement of the specified milestone event by Pfizer, its Affiliates, or any Sublicensee of either of them. Pfizer will provide written notice to Biohaven Ireland within [***] after the first achievement of the specified milestone event. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

Milestone	Payment
[***]	[***]
[***]	[***]
[***]	[***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
6.4.Sales Milestones. Each of the following milestone payments shall be paid by Pfizer to Biohaven Ireland within [***] after the first achievement by Pfizer, its Affiliates, or any Sublicensee of either of them of the corresponding aggregate Net Sales amount of all Licensed Products in the Territory (calculated in the aggregate for all Net Sales made by Pfizer, its Affiliates or any Sublicensee of either of them under this Agreement and the BMS Sublicense) in a Pfizer Year set forth in the table below. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

Annual Net Sales Level during a Pfizer Year	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.5.Royalties.
6.5.1.Royalty Term. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country in the Biohaven Territory until the later of (a) 10 years after the First Commercial Sale of such Licensed Product in such country; (b) the expiration of the last to expire of a Valid Claim of a Licensed Patent Right that would be infringed by the use, sale, importation or offer for sale in such country of a given Licensed Product; or (c) the expiration of any Data Exclusivity for such Licensed Product in such country (the “Royalty Term”). Except as set forth in Section 6.8 (OTC Nurtec), following the expiration of the Royalty Term, on a country-by-country and Licensed Product-by-Licensed Product basis, no further royalties will be payable in respect of sales of such Licensed Product in such country and thereafter the license granted to Pfizer pursuant to Section 2.1 (Grant to Pfizer) shall become non-exclusive, fully paid-up, irrevocable, perpetual, and royalty-free; provided, however, [***].

6.5.2.Royalty Rates. Pfizer shall pay to Biohaven Ireland tiered royalties based on the total annual Net Sales in the Territory of each Licensed Product (including all indications and formulations for such Licensed Product, and calculated in the aggregate for all Net Sales in the Territory of such Licensed Product made by Pfizer, its Affiliates or any Sublicensee of either of them under this Agreement and the BMS Sublicense) during the applicable Royalty Term in such country for such Licensed Product; provided, however, [***]; provided, further, [***]. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual Net Sales in the Biohaven Territory in the applicable tier in a Pfizer Year of the applicable Licensed Product by Pfizer, its Affiliates, and Sublicensees in the Biohaven Territory, as follows:

Total Annual Net Sales for a Licensed Product (in a Pfizer Year)
Net Sales	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.6.Royalty Adjustments. The following adjustments will be made, on a Licensed Product-by-Licensed Product and country-by-country basis, to the royalty payable pursuant to Section 6.5 (Royalties):
6.6.1.Third Party Rights. If it is [***], then Pfizer may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) or Know-How (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to Biohaven Ireland under this Agreement with respect to Net Sales of any Licensed Product by Pfizer, its Affiliates or Sublicensees will be reduced by [***] of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue until all such amounts have been expended, provided that in no event (other than in the case of Licensor’s breach of any representation, warranty or covenant hereunder) will the total royalty payable to Biohaven for any Licensed Product in a Pfizer Quarter be less than [***] of the royalty amounts otherwise payable for such Licensed Product in such Pfizer Quarter as a result of such reduction for amounts payable pursuant to any Additional Third Party Licenses. Notwithstanding any provision to the contrary in this Agreement, in the event an Additional Third Party License is obtained as a result of a breach of any representation, warranty or covenant by Licensor hereunder and Pfizer seeks to reduce more than [***] of the royalty amounts otherwise payable for the applicable Licensed Product in such Pfizer Quarter as a result of amounts payable pursuant to such Additional Third Party License, then [***].

6.6.2.No Adjustment for Existing Third Party Agreements and Inventor Compensation in the Territory. Each Party will be solely responsible for all obligations under any existing Third Party agreements to which it is a party or any agreements that such Party enters into with a Third Party during the Term, subject to Section 6.6.1 (Third Party Rights) and the BMS Sublicense. Each Party shall be solely responsible for all payments to its own inventors of its respective intellectual property, as applicable, including payments under inventorship compensation laws.
6.6.3.Generic Entry. For any royalty otherwise payable to Biohaven Ireland under this Agreement with respect to Net Sales based on sales of a Licensed Product in a given country in the Biohaven Territory, subject to Section 6.6.5 (Cumulative Reduction Floor), any payments owed with respect to such Licensed Product in such country will be reduced by [***] for the remainder of the applicable Royalty Term (with such reduction to be pro-rated for the then-current Pfizer Quarter) upon the launch of a Generic Product that is sold in that country.
6.6.4.Valid Claim Stepdown. With respect to each Licensed Product in any particular country in the Biohaven Territory, if at any time such Licensed Product is not covered by a Valid Claim under a Biohaven Patent Right in such country, subject to Section 6.6.5 (Cumulative Reduction Floor), any payments owed with respect to such Licensed Product in such country shall be reduced by [***] for the remainder of the applicable Royalty Term upon the expiration of the last applicable Valid Claim, with such reduction to be pro-rated for the then-current Pfizer Quarter (the payment amounts reduced by this Section 6.6.4 (Valid Claim Stepdown), the “Biohaven Patent Stepdown Amount”).
6.6.5.Cumulative Reduction Floor. In no event will the aggregated royalty amount due to Biohaven Ireland in any given Pfizer Quarter during the Royalty Term for any Licensed Product in a country in the Biohaven Territory be reduced under this Section 6.6 (Royalty Adjustments) by more than [***] of the amount that otherwise would have been due and payable to Biohaven in such Pfizer Quarter for such Licensed Product in the Biohaven Territory under Section 6.5 (Royalties). Notwithstanding the foregoing, any excess amounts that would have otherwise been deducted in such Pfizer Quarter with respect to a Licensed Product shall be deducted from the royalty amounts payable to Pfizer in successive Pfizer Quarters until the earlier to (a) such excess amounts have been deducted in full or (b) the end of the Royalty Term.
6.7.Forecast. Pfizer shall provide on or before [***] of each Calendar Year a non-binding good faith forecast of sales and royalties for the entire current and next Calendar Year, which forecast will be provided in the format that exists as of such date.
6.8.OTC Nurtec. If, at any time, following the expiration of the Royalty Term in any country, Pfizer or any of its Affiliates, itself or through any (sub)licensee, launches for commercial sale a pharmaceutical product [***] (“OTC Nurtec”) in any country in the Territory, Pfizer shall pay to Biohaven Ireland the percentage of total annual Net Sales of OTC Nurtec in a Pfizer Year in the Territory set forth in the table below, in each case, on a country-by-country basis from the First Commercial Sale of OTC Nurtec until the [***] anniversary of such First Commercial Sale. The payment and reporting mechanics for Licensed Products under Sections 6.9 (Manner of Payment) through 6.15 (Taxes) shall apply to Net Sales of OTC Nurtec and Pfizer’s obligations with respect thereto.

Total Annual Net Sales for OTC Nurtec in a Pfizer Year
Net Sales	Revenue Share

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.9.Manner of Payment. All payments to be made by Pfizer under this Agreement shall be made in United States dollars by wire transfer of immediately available funds to such bank account as shall be designated by Biohaven Ireland or BioShin, as applicable. Late payments shall bear interest at the rate provided in Section 6.12 (Interest on Late Payments).
6.10.Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the Term, Pfizer shall furnish to Licensor a written report, within [***] after the end of each Pfizer Quarter (or portion thereof, if this Agreement terminates during a Pfizer Quarter), showing the amount of royalty due for such Pfizer Quarter (or portion thereof). Royalty payments for each Pfizer Quarter shall be due at the same time as such written report for the Pfizer Quarter. With each quarterly payment, Pfizer shall deliver to Licensor a full and accurate accounting to include at least the following information:
6.10.1.the total gross sales for each Licensed Product (by country) by Pfizer and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;
6.10.2.the deductions by category of permitted deductions set forth in the Net Sales definition;
6.10.3.the total Net Sales for each Licensed Product (by country) by Pfizer and its applicable Affiliates and Sublicensees, if any, and the calculation of Net Sales from such gross sales;
6.10.4.the calculation of royalties payable in United States dollars which shall have accrued hereunder in respect of such Net Sales;
6.10.5.withholding taxes, if any, required by Law to be deducted in respect of such royalties; and
6.10.6.if requested by BMS, Pfizer shall provide the applicable exchange rates used.
6.11.Sales Record Audit.
6.11.1.Pfizer shall keep, and shall ensure that each of its Related Parties, if any, to keep, complete, true and accurate books of accounts and records in accordance with GAAP, including gross sales in accordance with GAAP and any deductions thereto in accordance with this Agreement’s Net Sales definition in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.
6.11.2.Such books of accounting of Pfizer and its Affiliates shall be kept at their principal place of business and, with all necessary supporting data and records, shall during all reasonable times for the [***] next following the end of the Pfizer Year to which each shall pertain, be open for inspection not more than [***] at reasonable times by an independent certified public accountant selected by Licensor and as to which Pfizer has no reasonable objection, at Licensor’s expense, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding three Calendar Years.
6.11.3. The independent, certified public accountant shall disclose to Licensor only the amounts that the independent auditor believes to be due and payable hereunder to Licensor and details concerning any discrepancy from the amount paid (including the reasons therefor), and shall disclose no other information revealed in such audit.
6.11.4.Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Licensor under Section 6.11.3 (Sales Record Audit) such compliance or noncompliance by Pfizer and any Related Parties. The results of each inspection, if any, shall be binding on both Parties. Licensor shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Pfizer Year shown by such inspection of more than five percent of the amount paid, Pfizer shall pay for such inspection. Any underpayments shall be paid by Pfizer within [***] after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.
6.11.5.For the avoidance of doubt, the results of such audit may be disclosed by Licensor to BMS pursuant to the terms of the BMS Agreement.
6.12.Interest on Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by Law, at the annualized Federal Funds Effective Rate EFFR or any successor to such rate for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/fed%20funds).
6.13.Currency Exchange. All payments made by Pfizer to Licensor under this Agreement shall be in United States dollars. Pfizer’s then current standard exchange rate methodology used for purposes of preparing its audited consolidated financial statements will be employed for the translation of foreign currency sales into United States dollars; provided such methodology is consistent with GAAP. Pfizer shall provide to Licensor reasonable illustrations of its standard exchange rate methodology promptly following the Effective Date.
6.14.Additional Payments and Allocation of Payments. For the avoidance of doubt, unless otherwise expressly stated, the payments by Pfizer to Licensor contemplated hereunder are in addition to, and not in lieu of, any payments owed by Pfizer to Licensor pursuant to [***]. [***] If the [***] is terminated and Pfizer is required to [***].
6.15.Taxes.
6.15.1.Taxes on Income, Tax Treatment. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.
6.15.2.Payment of Tax. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable. In the event any payments made pursuant to this Agreement become subject to withholding taxes under the Laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by Laws and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under Laws to be paid or withheld shall be an expense of, and borne solely by, the payee.
6.15.3.Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
6.15.4.Additional Tax Liability. Notwithstanding anything in this Agreement to the contrary, if any assignment, or sublicense or a similar transfer of rights or obligations under this Agreement by a Party leads to the imposition of withholding tax liability on any amounts payable under this Agreement that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by such Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred.
ARTICLE 7.

Intellectual Property
7.1.Ownership of Intellectual Property.
7.1.1.Subject to the licenses granted to Pfizer and Biohaven under Article 2 (Grant of Rights), the license granted to Pfizer under Section 14.1 (Grant to Pfizer) and Pfizer’s trademark rights in Section 7.6 (Product Marks), as between the Parties, each Party or its Affiliates will own all right, title and interest in and to: (a) any and all Know-How made in the conduct of activities under this Agreement (“Inventions”) solely by or on behalf of such Party or its Affiliates, (b) any and all Patent Rights claiming any such Inventions owned by such Party described in clause (a) of this Section 7.1.1 (Ownership of Intellectual Property) and (c) any and all Know-How, Patent Rights or other intellectual property rights that such Party owns as of the Effective Date or otherwise acquires during the Term. For the purposes of determining ownership under this Agreement, as applicable, inventorship will be determined in accordance with United States patent laws.
7.1.2.The Parties will jointly own any Inventions jointly invented (“Joint Inventions”) and, subject to the grant of licenses or sublicenses to Pfizer under Section 2.1 (Grant to Pfizer), each Party will be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensed), Joint Inventions and Patent Rights claiming such Joint Inventions throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party, and without any duty to account or otherwise make any payment of any compensation to the other Party.
7.2.Employees, Consultants, Contractors. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including activities related to the Licensed Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any Invention made, discovered, conceived, or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services, except consultants who by employment contract may only assign to their employers are treated as contractors for the purpose of this Section 7.2 (Employees, Consultants, Contractors). With respect to contractors, the Parties shall use good faith and reasonable efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to such Party any Inventions made by such contractor in performing such services for such Party.
7.3.Filing, Prosecution, and Maintenance of BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights. As between the Parties, except as expressly set forth in this Section 7.3 (Filing, Prosecution, and Maintenance of BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights), Licensor shall have the first right (but not the obligation), through counsel of its choice reasonably acceptable to Pfizer, to file, prosecute and maintain (a) the BMS Patent Rights and Licensed Patent Rights and any patentable inventions included within the BMS Know-How and Licensed Know-How at its own cost and expense and (b) any Patent Rights that claim or disclose any Joint Inventions (“Joint Patent Rights”). Pfizer shall assist and cooperate with Licensor, as Licensor may reasonably request from time to time, in the filing, prosecution and maintenance of the BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights, and the Parties will confer regarding where to file and prosecute the BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights, as applicable. Licensor will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications and issued patents included within the BMS Patent Rights, Licensed Patent Rights and the Joint Patent Rights Licensor is prosecuting and maintaining. Further, Licensor will (i) allow Pfizer a reasonable opportunity and reasonable time to review and provide comments to Licensor’s counsel regarding relevant substantive communications to Licensor and drafts of any responses or other proposed substantive filings by Licensor before any applicable filings are submitted to any relevant patent office (or Governmental Authority) and (ii) reflect any reasonable and timely comments offered by Pfizer in any final filings submitted by Licensor to any relevant patent office (or Governmental Authority). If Licensor elects to cease the prosecution or maintenance of any BMS Patent Right, Licensed Patent Right or Joint Patent Right in any country, then Licensor will provide Pfizer with written notice of its decision not less than [***] before any action is required to avoid abandonment or lapse. If Pfizer elects to continue such prosecution or maintenance, which shall be at Pfizer’s sole cost and expense, then Pfizer will promptly identify and engage the attorneys and agents who will conduct further activities on Pfizer’s behalf and Licensor will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer. For the avoidance of doubt, any challenge to the ownership, validity, enforceability, or scope of any BMS Patent Rights, Licensed Patent Rights or any Joint Patent Rights filed in any patent office in any country in the Territory, such as an opposition, is excluded from this provision and is considered a challenge according to Section 7.4.1 (Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions). Licensor (1) shall opt out, or shall cause BMS to opt out, of any and all BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights that are European Patent Rights from the jurisdiction of the Unified Patent Court, and shall do so during the sunrise period for any European Patent Right granted before the Agreement on a Unified Patent Court comes into force, and (2) shall not file, or shall cause BMS to not file, at the European Patent Office any request for unitary effect with respect to any BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights that are European Patent Rights.
7.4.Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions.
7.4.1.In the event that Licensor or Pfizer becomes aware of (a) any actual or suspected infringement, misappropriation, or other violation of or (b) any challenge to the ownership, validity, enforceability, scope, use of, in each case, any BMS Technology, Licensed Technology, or Joint Inventions, in each case, relating to Licensed Compounds or Licensed Products or their manufacture, sale or use in any country of the Territory, such Party shall notify the other Party promptly, and provide all information available to such Party with respect to such alleged infringement, misappropriation, other violation or challenge and following such notification, the Parties shall promptly confer. Pfizer shall have the first right, but shall not be obligated, to, as applicable, defend a challenge or bring an action for infringement, misappropriation or other violation at its own cost and expense, in its own name and entirely under its own direction and control, in any (x) Major Market; (y) any country in the Territory where there has been a First Commercial Sale of a Licensed Product; and (z) any other country in the Territory, provided that in the case of clause (z) [***], in each case of clauses (x), (y) and (z), subject to the following: (i) Pfizer will reasonably consult with Licensor in any such action or proceeding and will in good faith consider and implement any reasonable suggestions by Licensor with respect thereto; (ii) Licensor shall reasonably assist Pfizer (and Pfizer shall reimburse Licensor for its reasonable and documented out-of-pocket costs and expenses incurred in connection with such assistance) in any such action or proceeding (including any related actions or proceedings outside the Territory), including by being named or joined as a plaintiff to such actions or proceedings if required under Law and by exercising its rights under the BMS Agreement to seek BMS’s assistance (including for BMS to be named or joined as a plaintiff to such actions or proceedings if required under Law) in any such action or proceeding if requested by Pfizer; (iii) Licensor shall have the right to participate and be represented in any such suit by its own counsel at its own cost and expense; and (iv) no settlement of any such action or proceeding which adversely affects the ownership, scope, duration, validity, or enforceability of a BMS Patent Right, Licensed Patent Right or Joint Patent Right may be entered into by Pfizer without the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed or conditioned.
7.4.2.If (a) [***] in Section 7.4.1 (Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions), or (b) following a written request from Licensor, Pfizer declines or fails within 15 Business Days following the receipt of such request to defend or enforce any BMS Technology, Licensed Technology or Joint Invention in any country in the Territory, Licensor shall have the right to notify Pfizer of Licensor’s intent to take over defense or enforcement. In each case, Licensor may then initiate and conduct any action or proceeding relating to such defense or enforcement; provided, however, that, (i) Licensor will reasonably consult with Pfizer in any such action or proceeding and will in good faith consider and implement any reasonable suggestions by Pfizer with respect thereto; (ii) Pfizer shall reasonably assist Licensor (and Licensor shall reimburse Pfizer for its reasonable and documented out-of-pocket costs and expenses incurred in connection with such assistance) if so requested, including by being named or joined as a plaintiff to such actions or proceedings if required under Law; (iii) Pfizer shall have the right to participate and be represented in any such suit by its own counsel at its own cost and expense; and (iv) no settlement of any such action or proceeding which adversely affects the ownership, scope, duration, validity, or enforceability of a BMS Patent Right, Licensed Patent Right or a Joint Patent Right in the Field in the Territory (and with respect to Patent Rights relating solely to rimegepant, in the Acute Indication, Prevention Indication or any Additional Indications for which Pfizer has elected to Commercialize pursuant to Section 4.2.4(b) (Additional

Indications for Rimegepant)) may be entered into by Licensor without the prior written consent of Pfizer, which consent shall not be unreasonably withheld, delayed or conditioned.
7.5.Damages. In the event that either Party exercises the rights conferred in Section 7.4 (Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions) and recovers any damages or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered shall [***].
7.6.Product Marks.
7.6.1.General. The Parties will, through the JCC, discuss and agree on the trademark strategies for Commercialization of the Licensed Products in the Territory, including the search and file strategy for the Product Marks and the establishment of the relevant use guidelines for such Product Marks.
7.6.2.Pfizer Product Marks. Notwithstanding any provision to the contrary herein, as of the Effective Date, Pfizer will have the right to select, apply to register, register, and use any new Product Marks that will be used in connection with the Commercialization of the Licensed Products in the Territory (“Pfizer Product Marks”, which for the avoidance of doubt, shall not include the Licensor Product Marks, any trademarks owned by Biohaven and its Affiliates or any trademarks confusingly similar thereto) and Pfizer will be the sole and exclusive owner of such Pfizer Product Marks. Pfizer will have the sole right, but not the obligation, to apply to register, register, use, maintain, defend and enforce the Pfizer Product Marks.
7.6.3.Licensor Product Marks. Biohaven shall be the sole and exclusive owner of all Product Marks that exist as of the Effective Date of this Agreement and any future trademark applications and registrations that cover the same or similar marks (“Licensor Product Marks”). Within [***] of the Effective Date, the Parties shall negotiate in good faith and enter into a trademark license pursuant to which Biohaven will grant an (a) co-exclusive (with Biohaven and its Affiliates), royalty-free, fully paid-up license (with the right to grant sublicenses in accordance with Section 2.2 (Sublicenses)) to Pfizer to use the “Nurtec” and “Vydura” names, the “Nurtec” logo, and any other Product Marks owned by Biohaven and used in the marketing, promotion, and sale of Licensed Products as of the Effective Date; provided, that Biohaven covenants that Biohaven will not, and will cause its Affiliates not to, use any such Product Marks for the sale of Licensed Products in the Territory; and (b) a co-exclusive (with Biohaven and its Affiliates), royalty-free, fully paid-up license (with the right to grant sublicenses in accordance with Section 2.2 (Sublicenses)) to use the Biohaven company name and logo (“Licensor Company Marks”), in each case, (i) in connection with the Commercialization of the Licensed Products in the Field in the Territory for the Term in accordance with the terms and conditions of this Agreement, and (ii) subject to customary quality control provisions (“Trademark License Agreement”). The Parties agree that the following terms shall be included in the Trademark License Agreement, among other customary terms: (1) Biohaven shall be responsible for preparing, filing, prosecuting and maintaining the Licensor Product Marks in the Territory at its own cost; provided, however, [***]; (2) Biohaven shall indemnify, defend and hold Pfizer, its Affiliates, its Sublicensees and their employees, agents, and contractors, harmless from any actual or alleged claims that arise out of their use of the [***]; (3) subject to applicable Law, Pfizer shall have the right to select all Product Marks that will be used in connection with the Commercialization of the Licensed Products in the Territory and Pfizer shall have the right, but not the obligation, to use the Licensor Product Marks in connection with the Commercialization of the Licensed Products pursuant to this Section 7.6.3 (Licensor Product Marks) and the Trademark License Agreement; and (4) Licensor shall have the first right, but not the obligation, to control the prosecution of any actual or alleged infringement by any Third Party of any Licensor Product Mark in the Territory and

if Licensor does not initiate an action, then Pfizer shall have the right, but not the obligation, to bring such an action.
7.6.4.Copyright. As of the Effective Date, subject to the terms and conditions of this Agreement:
(a)Licensor hereby grants to Pfizer a co-exclusive (with Biohaven and its Affiliates), royalty-free, fully paid-up, right and (sub)license (with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicenses)) to use, reproduce, distribute, prepare derivative works of, perform, and display any Marketing Materials, training materials, HCP, patient and payer materials, Congress materials, Educational Materials and other similar materials (collectively, “Commercialization Materials”) Controlled by Licensor during the Term that are used in connection with the Licensed Products solely for the purpose of Commercializing the Licensed Products in the Field in the Territory in accordance with the terms and conditions of this Agreement.
(b)Pfizer hereby grants to Licensor a co-exclusive (with Pfizer and its Affiliates), royalty-free, fully paid up, right and (sub)license (with the right to grant sublicenses to Affiliates, distributors, wholesalers, resellers or other service providers, or, with the consent of Pfizer not to be unreasonably, withheld or delayed, to any other Third Party) to use, reproduce, distribute, prepare derivative works of, perform, and display the Commercialization Materials Controlled by Pfizer during the Term that are used in connection with the Licensed Products solely for the purpose of Commercializing the Licensed Products outside the Territory.
(c)To the extent any Commercialization Materials licensed by a Party under this Section 7.6.4 (Copyright) incorporates any Third Party material for which it does not have the right to grant a sublicense of the scope contemplated hereunder or for which a sublicense hereunder would cause such Party to incur additional obligations or restrictions under an agreement with a Third Party, such Party shall identify the Third Party material to the other Party promptly upon providing a copy of such Commercialization Material to the other Party. For the avoidance of doubt, such Third Party material shall not be included within the scope of the (sub)license in Section 7.6.4(a) or Section 7.6.4.(b), as applicable.
7.7.Third Party Rights. If the Commercialization of any Licensed Product in the Territory by Pfizer is alleged to infringe any Third Party Patent Right, then the Party first having knowledge or opinion of such matter shall promptly bring such matter to the attention of the other Party, and, with respect to any Patent Right, Pfizer shall have the right to negotiate and enter into a license agreement with the applicable Third Party subject to the terms of Section 6.6.1 (Third Party Rights). In the event that Licensor enters into any agreement with a Third Party under which Licensor or its Affiliates receives a license under (a) Patent Rights or (b) Know-How that is reasonably necessary to avoid infringement or misappropriation of such Know-How due to Pfizer’s use of any BMS Know-How or Licensed Know-How within the scope of the license granted to Pfizer under Section 2.1 (Grant to Pfizer) or Section 2.2 of the BMS Sublicense, in each case, where such Patent Right or Know-How that would be Licensed Technology if Controlled by Licensor or its Affiliates, Biohaven shall use Commercially Reasonable Efforts to ensure that such license shall be sublicensable to Pfizer and its Affiliates (provided that if such license is not freely sublicense to Pfizer and its Affiliates, Biohaven will not obtain such license for the Territory or shall obtain a non-exclusive license) and shall promptly provide Pfizer with a copy of any such Third Party agreement. If the grant of a sublicense under such Third Party agreement entered into by Licensor under this Section 7.7 (Third Party Rights) would result in Pfizer having any additional obligations or being subject to any additional terms as a result of being a sublicensee under such agreement, then Pfizer shall have [***] after receipt of a copy of such agreement to notify Licensor as to whether it accepts such sublicensed rights and related obligations, solely including, with respect to payment obligations, payment obligations specifically attributable to Licensed Products in the Field in the Territory or the Exploitation thereof by Pfizer (in accordance with this Agreement), its Affiliates or Sublicensees. Notwithstanding anything to the contrary in this Agreement, unless and until Pfizer notifies Licensor within such [***] period that it wishes to receive a sublicense under the Third Party agreement entered into under this Section 7.7 (Third Party Rights), Know-How and Patent Rights licensed by Licensor or its Affiliates under such Third Party agreement will not be deemed “Controlled” by Licensor and Pfizer shall not be granted any rights, or have any obligations, under such Third Party agreement. Any payment obligations agreed to by Pfizer under a Third Party License Agreement shall be subject to Section 6.6.1 (Third Party Rights). Licensor shall neither disproportionately or unreasonably allocate any payments owed under such Third Party agreement to amounts specifically attributable to Exploitation of Licensed Products in the Territory (in accordance with this Agreement) or otherwise disproportionately or unreasonably disadvantage Pfizer. All other amounts payable under such Third Party agreement will be paid solely by Licensor.
7.8.Joint Research Agreement. This Agreement shall be understood to be a joint research agreement under 35 U.S.C. § 102(c) entered into for the purpose of researching, identifying and developing Licensed Compounds and Licensed Products under the terms set forth herein.
ARTICLE 8.

Confidentiality and Non-Disclosure
8.1.Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, a Party receiving Confidential Information (the “Receiving Party”) of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted under this Agreement or the BMS Sublicense, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or the BMS Sublicense (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted hereunder).
8.2.Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
8.2.1.filing or prosecuting Patent Rights as set forth in this Agreement;
8.2.2.to exercise its rights and perform its obligations in accordance with this Agreement;
8.2.3.prosecuting or defending litigation in relation to the BMS Technology, Licensed Technology or this Agreement, including responding to a subpoena in a Third Party litigation; provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information;
8.2.4.subject to Section 8.3 (Terms of this Agreement) and Section 8.5 (Publication), complying with Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if, in the reasonable opinion of the Receiving

Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the Receiving Party shall give the Disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the Disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that the Receiving Party is legally required to disclose;

8.2.5.disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, existing or potential collaborators (including existing or potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 8 (Confidentiality and Non-Disclosure); provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 8 (Confidentiality and Non-Disclosure) to treat such Confidential Information as required under this Article 8 (Confidentiality and Non-Disclosure); and
8.2.6.made by such Party to existing or potential acquirers or merger candidates; investment bankers; public and private sources of funding; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; provided that such Party has used good faith and reasonable efforts to secure an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement.
If and whenever any Confidential Information is disclosed in accordance with this Section 8.2 (Authorized Disclosure), such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 8.3 (Terms of this Agreement), the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 8.2 (Authorized Disclosure) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.
8.3.Terms of this Agreement. The Parties acknowledge and agree that Biohaven Holdco may, on or promptly following the Execution Date, file or describe this Agreement in a filing with the U.S. Securities and Exchange Commission; [***]. The Parties acknowledge that any terms of this Agreement that are redacted or otherwise granted confidential treatment by the U.S. Securities and Exchange Commission shall be treated as Confidential Information of both Parties; provided that, for the avoidance of doubt, this Section 8.3 (Terms of this Agreement) shall in no way prevent a Party from disclosing any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange).
8.4.Joint Press Release. On or promptly after the Execution Date, the Parties will issue a press release regarding the execution of this Agreement, which will be substantially in the form attached hereto as Schedule 8.4. Except as expressly permitted under Section 8.2 (Authorized Disclosure), Section 8.3 (Terms of this Agreement), this Section 8.4 (Joint Press Release) or Section 8.5 (Publication), neither

Party will make any public announcement regarding the terms of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, each Party (other than a Party that had caused such information to become publicly disclosed in breach of this Article 8 (Confidentiality and Non-Disclosure)) may subsequently disclose the same information to the public without the consent of the other Party, provided that such information remains accurate at the time of such subsequent disclosure.
8.5.Publication. Licensor may publish or present data or results relating to a Licensed Compound or Licensed Product in scientific journals or at scientific conferences; provided that Licensor shall notify Pfizer at least [***] in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses any Confidential Information of Pfizer. Pfizer shall have [***] from its receipt of any such abstract, manuscript or presentation in which to notify Licensor in writing of any specific, reasonable objections to the disclosure, including based on concern regarding the specific disclosure of Confidential Information of Pfizer, and Licensor will consider and address any such objections in good faith. In no event shall any publication by Licensor under this Section 8.5 (Publication) contain Confidential Information of Pfizer without Pfizer’s prior written consent. Notwithstanding the foregoing, Pfizer shall have the sole right to publish and present data or results relating to a Licensed Compound or Licensed Product arising from any (a) Assumed Development Activities or (b) Medical Affairs Activities or other Commercialization activities for the Licensed Compound or Licensed Product in the Territory; provided, that the review and comment procedures set forth above in this Section 8.5 (Publications) shall apply mutatis mutandis to any such publication or public presentation, with Licensor as the reviewing party.
ARTICLE 9.

Representations and Warranties
9.1.Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date and the Effective Date:
9.1.1.it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and the BMS Sublicense and to perform its obligations under this Agreement and the BMS Sublicense;
9.1.2.execution of this Agreement and the BMS Sublicense and the performance by such Party of its obligations hereunder have been duly authorized;
9.1.3.this Agreement and the BMS Sublicense has been duly executed and delivered on behalf of such Party, and is legally binding and enforceable on each Party in accordance with its terms;
9.1.4.the execution, delivery and performance of this Agreement and the BMS Sublicense by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law;
9.1.5.neither such Party, nor any of its employees, officers, subcontractors, or consultants who have rendered services relating to the Licensed Compounds or Licensed Products: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. Section 335a or (b) has ever been under indictment for a crime for which a person or entity could be so debarred;
9.1.6.neither such Party nor any of its Affiliates, nor, to its Knowledge, its or their respective directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of such Party or any of its Affiliates performing services under this Agreement:
(a)has taken any action in violation of any applicable Anti-Corruption Laws or Healthcare Laws; or
(b)has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, for the purposes of (i) influencing any act or decision of any Government Official in his or her official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to do or omit to do any act in violation of his or her lawful duty.
9.2.Representations and Warranties of Licensor. Licensor represents and warrants to Pfizer that, as of the Execution Date and the Effective Date:
9.2.1.Licensor or one of its Affiliates is the sole and exclusive owner of all rights, title and interests in and to all Licensed Technology and owns the Licensed Technology free and clear of any claims, liens, charges or, subject to the Prior Agreements but, for clarity, without limiting Section 9.2.4 and Section 9.1.4, encumbrances. The Licensed Technology and BMS Technology are subsisting, and the issued Patent Rights included therein are valid and, to the Knowledge of the Licensor, enforceable. No Third Party has challenged in writing or, to Licensor’s Knowledge, threatened to challenge, the ownership, scope, duration, validity, enforceability, as applicable, of any Licensed Technology in the Territory or, since July 8, 2016, any BMS Technology in the Territory. There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the best of Licensor’s Knowledge, threatened against Licensor or any of its Affiliates or (b) judgment or settlement against or owed by Licensor or any, of its Affiliates, in each case with respect to the Licensed Technology or BMS Technology in the Territory;
9.2.2.there is and has been no claim, challenge, or litigation, pending or, to the Licensor’s Knowledge, threatened, or basis for a claim, challenge or litigation, in each case, alleging that Licensor’s activities with respect to the practice or use of the Licensed Technology or the research, development, Manufacture or Commercialization of the Licensed Compound or Licensed Products prior to the Effective Date have infringed, misappropriated, or otherwise violated or would infringe, misappropriate, or otherwise violate any of the intellectual property rights of any Third Party (and Licensor’s activities prior to the Effective Date or, to the Licensor’s Knowledge, each Party’s activities as contemplated by this Agreement, in each case, with respect to the practice or use of the Licensed Technology or the Exploitation of the Licensed Compound or Licensed Products have not and do not infringe, misappropriate, or otherwise violate any of the intellectual property rights of any Third Party) in the Territory. Licensor and its Affiliates have not brought any claim or sent any written notice alleging any infringement, misappropriation or violation of the Licensed Technology (and to Licensor’s Knowledge, no Third Party is infringing or misappropriating the Licensed Technology) in the Territory;

9.2.3. since July 8, 2016, there is and has been no claim, challenge or litigation, pending or, to the Licensor’s Knowledge, threatened, or basis for a claim, challenge or litigation, in each case, alleging that Licensor’s activities with respect to the practice or use of the BMS Technology has infringed, misappropriated, or otherwise violated or would infringe, misappropriate, or otherwise violate any of the intellectual property rights of any Third Party (and Licensor’s activities prior to the Effective Date or, to the Licensor’s Knowledge, each Party’s activities as contemplated by this Agreement, in each case, with respect to the practice or use of the BMS Technology has not and does not infringe, misappropriate, or otherwise violate any of the intellectual property rights of any Third Party) in the Territory. Since July 8, 2016, Licensor and its Affiliates have not brought any claim or sent any written notice alleging any infringement, misappropriation or violation of the BMS Technology (and to Licensor’s Knowledge, no Third Party is infringing or misappropriating the BMS Technology) in the Territory;
9.2.4.Licensor has the full right, power and authority to (a) grant all of the right, title and interest in the licenses and other rights granted to Pfizer, Pfizer’s Affiliates or Pfizer’s Sublicensees under this Agreement and the BMS Sublicense and (b) perform its obligations under this Agreement;
9.2.5.(a) except for the BMS Patent Rights, as of the Effective Date, Schedule 1.1.8 and Schedule 1.1.12 collectively set forth a true and complete list of all Patent Rights filed in the Territory that are owned or otherwise Controlled by Licensor or its Affiliates and that claim any (i) Licensed Compound or Licensed Product (including the composition of matter thereof), (ii) method of making any Licensed Compound or Licensed Product, (iii) methods of using any Licensed Compound or Licensed Product, or (iv) the Biohaven Know-How or BioShin Know-How; (b) each such Patent Right remains in full force and effect; and (c) Licensor or its Affiliates have timely paid, or caused the appropriate Third Parties to pay, all filing and renewal fees payable with respect to such Patent Rights;
9.2.6.Licensor has disclosed to Pfizer all material scientific and technical information and all material information relating to safety and efficacy known to it or its Affiliates with respect to the Licensed Technology, Licensed Compounds and Licensed Products in the Field in the Territory;
9.2.7.except as would not be reasonably expected to have a material adverse effect on the Commercialization of Licensed Products, Licensor or its Affiliates have filed with the relevant Governmental Authorities all required notices, amendments and annual reports, as well as adverse event reports, with respect to any regulatory filings or applications for the Licensed Compounds and Licensed Products in the Territory;
9.2.8.Licensor or its Affiliate has obtained from all inventors of Licensed Technology existing as of the Execution Date, valid and, to Licensor’s Knowledge, enforceable agreements assigning to Licensor each such inventor’s entire right, title and interest in and to all such Licensed Technology;
9.2.9.no Licensed Technology existing as of the Execution Date and, to Licensor’s Knowledge, no BMS Technology, is subject to any funding agreement with any Governmental Authority where such funding agreement has resulted in any Governmental Authority obtaining ownership rights in, licenses to, or the option to obtain ownership rights in or receive licenses to such Licensed Technology or BMS Technology, as applicable; and
9.2.10.[***];
9.2.11.(a) a true and complete copy of each Prior Agreement has been provided to Pfizer, (b) Licensor and its Affiliates are in compliance in all material respects with each Prior Agreement and (c) there is no claim, challenge or litigation, pending or, to the Licensor’s Knowledge, threatened, in each case, with respect to any Prior Agreement;
9.2.12.[***];
9.2.13.Licensor is not, and to Licensor’s Knowledge, no Third Party acting on behalf of Licensor (as applicable) is, debarred by any Regulatory Authority or the subject of debarment proceedings by any Regulatory Authority and, in the course of the discovery or pre-clinical development of any Licensed Compound or Licensed Product, Licensor has not and, to the Knowledge of Licensor, no Third Party licensor of or Third Party acting on behalf of Licensor (in each case, as applicable) (in each case, as applicable) have used any employee or consultant that is debarred by any Regulatory Authority or, to the Knowledge of Licensor, is the subject of debarment proceedings by any Regulatory Authority;
9.2.14.Licensor has no Knowledge of (a) any prior art or other facts that Licensor believes would result in the invalidity or unenforceability of any issued or pending claims included in the Licensed Patent Rights or BMS Patent Rights, (b) any inequitable conduct or fraud on any patent office with respect to any of the Licensed Patent Rights or BMS Patent Rights or (c) any Person (other than Persons identified in the applicable patent applications or patents, as inventors of inventions disclosed in the Licensed Patent Rights or the BMS Patent Rights) who claims to be an inventor of an invention disclosed in the Licensed Patent Rights or BMS Patent Rights;
9.2.15.other than with respect to Third Party materials identified pursuant to Section 7.6.4(c) (Copyright), the use of the Commercialization Materials pursuant to the license set forth in Section 7.6.4(a) (Copyright) does not infringe any Third Party copyright or trademark in the Territory;
9.2.16.all preclinical and clinical investigations of the Licensed Product sponsored by Licensor or its Affiliates and all other Development activities for the Licensed Products conducted by Licensor or its Affiliates have been and are being conducted in material compliance with applicable protocols, procedures, Laws, rules, regulations and guidance, including Healthcare Laws;
9.2.17.to Licensor’s Knowledge, Licensor’s activities under the Development Plan, as contemplated by this Agreement as of the Effective Date, do not infringe, misappropriate, or otherwise violate any of the intellectual property rights of any Third Party; and
9.2.18.Neither BioShin nor any of its subsidiaries Controls any Patent Rights in the Territory that claim any (a) Licensed Compound or Licensed Product (including the composition of matter thereof), (b) method of making any Licensed Compound or Licensed Product, (c) methods of using any Licensed Compound or Licensed Product or (d) BioShin Know-How, other than Patent Rights filed in the BioShin Territory.
9.3.Covenants of Licensor. From and after the Execution Date through the end of the Term, Licensor covenants to Pfizer as follows:
9.3.1.Licensor will not, and will cause its Affiliates not to (a) license, sell, convey, grant, assign (other than in a connection with a permitted assignment of this Agreement by Licensor pursuant to Section 13.12 (Assignment) or a permitted assignment of the BMS Sublicense pursuant to the terms thereof) or otherwise transfer to any Person (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any of its rights, title or interests in or to Licensed Technology or BMS Technology, in each case, in the Territory or (b) incur or permit to exist, with respect to any

Licensed Technology or BMS Technology, in each case, in the Territory, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other obligation, in each case of clauses (a) and (b), that is or would be inconsistent with the licenses and other rights granted to Pfizer or its Affiliates under this Agreement;
9.3.2.Licensor will (a) not amend, terminate, breach or otherwise modify the BMS Agreement, Biohaven BioShin Licenses or the BioShin BMS Sublicenses or consent or waive rights with respect thereto in any manner that adversely affects the rights granted to Pfizer or Pfizer’s Affiliates or Sublicensees hereunder or under the BMS Sublicense; (b) promptly furnish Pfizer with true and complete copies of all amendments to the BMS Agreement, Biohaven BioShin Licenses and the BioShin BMS Sublicenses executed following the Execution Date to the extent such amendment relates to the BMS Technology, the BioShin Patent Rights or the BioShin Know-How; (c) remain, and cause its Affiliates to remain, in compliance in all material respects with the BMS Agreement, Biohaven BioShin Licenses and the BioShin BMS Sublicenses; and (d) promptly furnish Pfizer with copies of all notices received by Licensor or its Affiliates relating to any alleged breach or default by Licensor or its Affiliates under the BMS Agreement, Biohaven BioShin Licenses or the BioShin BMS Sublicenses.
9.3.3.Licensor and its Affiliates will perform its activities pursuant to this Agreement (and will use Commercially Reasonable Efforts to require any applicable Third Parties to perform any such activities) in compliance with all applicable Laws and regulations;
9.3.4.Licensor and its Affiliates, and any representatives acting on their behalf, will comply in all material respects with all applicable Anti-Corruption Laws and Healthcare Laws;
9.3.5.Licensor shall use Commercially Reasonable Efforts to ensure that it, its Affiliates, its distributors and other applicable sublicensees shall not sell, resell or otherwise distribute Licensed Compounds or Licensed Products in the Territory or in any manner not authorized by this Agreement, including by (a) not supplying Licensed Products or Licensed Compounds to any distributor or any other Person who is known to, or would reasonably be expected to, make sales resulting in the distribution or use of Licensed Products or Licensed Compounds in the Territory; (b) including territorial restrictions in its contracts with its distributors of the Licensed Products and using Commercially Reasonable Efforts to enforce such territorial restrictions; and (c) using Commercially Reasonable Efforts to terminate distribution arrangements with distributors that repeatedly violate such territorial restrictions or that fail to cure such violations after notice and a reasonable opportunity to cure;
9.3.6.Until the termination of the Sixth Street Agreement, BioShin shall not, and shall cause its subsidiaries not to, file any Patent Rights in the Territory, other than in the BioShin Territory, that claim any (a) Licensed Compound or Licensed Product (including the composition of matter thereof), (b) method of making any Licensed Compound or Licensed Product, (c) methods of using any Licensed Compound or Licensed Product or (d) BioShin Know-How; and
9.3.7.Upon the termination of the Sixth Street Agreement, Biohaven shall promptly notify Pfizer thereof, and the Parties shall discuss in good faith Pfizer’s right to conduct the Assumed Development Activities outside the Territory in accordance with Section 4.3 (Assumed Development Activities).
9.4.Covenants of Pfizer. From and after the Execution Date through the end of the Term, Pfizer covenants to Licensor as follows:

9.4.1.Pfizer and its Affiliates will perform its activities pursuant to this Agreement (and will use Commercially Reasonable Efforts to require any applicable Third Parties to perform any such activities) in compliance with all applicable Laws and regulations;
9.4.2.Pfizer shall use Commercially Reasonable Efforts to ensure that it, its Affiliates, its distributors and other applicable Sublicensees shall not sell, resell or otherwise distribute Licensed Compounds or Licensed Products outside the Territory or in any manner not authorized by this Agreement, including by (a) not supplying Licensed Products or Licensed Compounds to any distributor or any other Person who is known to, or would reasonably be expected to, make sales resulting in the distribution or use of Licensed Products or Licensed Compounds outside the Territory; (b) including territorial restrictions in its contracts with its distributors of the Licensed Products and using Commercially Reasonable Efforts to enforce such territorial restrictions; and (c) using Commercially Reasonable Efforts to terminate distribution arrangements with distributors that repeatedly violate such territorial restrictions or that fail to cure such violations after notice and a reasonable opportunity to cure; and
9.4.3.Pfizer and its Affiliates, and any representatives acting on their behalf, will comply in all material respects with all applicable Anti-Corruption Laws and Healthcare Laws.
9.5.DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED COMPOUNDS, LICENSED PRODUCTS, BMS TECHNOLOGY, LICENSED TOECHNOLOGY, OR ANY RIGHT OR LICENSE GRANTED BY LICENSOR HEREUNDER.
ARTICLE 10.

Indemnity; Limitation of Liability
10.1.Pfizer Indemnity. Pfizer shall indemnify, defend and hold harmless Licensor and its Affiliates, and their respective officers, directors, employees, agents, and their respective successors, heirs and assigns, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind brought by any Third Party (collectively “Losses and Claims”) to the extent arising out of or relating to (a) the Exploitation of any Licensed Compound or any Licensed Product as performed pursuant to this Agreement by or on behalf of Pfizer or any of its Affiliates or Sublicensees, other than (i) claims by Third Parties relating to patent infringement arising out of the exercise of rights under the Licensed Patent Rights or Licensed Know-How, (ii) claims by Third Parties relating to misappropriation of trade secrets arising out of the exercise of rights under the Licensed Know-How or (iii) claims by Third Parties relating to trademark, trade dress, copyright infringement and related claims arising out of the exercise of rights under the Licensor Product Marks, Licensor Company Marks and the copyrights licensed under Section 7.6.4 (Copyright); (b) the breach by Pfizer of any of its representations, warranties or covenants set forth in Article 9 (Representations and Warranties); and (c) the gross negligence or willful misconduct of Pfizer or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Pfizer’s performance of its obligations or exercise of its rights under this Agreement; except, in any such case of clauses (a) through (c), for Losses and Claims to the extent reasonably attributable to (x) any breach by Licensor, (y) a claim for which Licensor is required to indemnify Pfizer pursuant to Section 10.2 (Licensor Indemnity) or (z) Licensor having committed an act or acts of gross negligence or willful misconduct.

10.2.Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Pfizer and its Affiliates, and their respective officers, directors, employees, agents, and their respective successors, heirs and assigns, from and against any and all Losses and Claims to the extent arising out of or relating to: (a) the Development of any Licensed Compound or Licensed Product by or on behalf of Licensor or any of its Affiliates, (sub)licensees, agents and contractors; (b) the breach by Licensor of the BMS Agreement, except to the extent caused by Pfizer’s breach of this Agreement or the BMS Sublicense; (c) the breach by Licensor of any of its representations, warranties or covenants set forth in Article 9 (Representations and Warranties); (d) the breach by Licensor of the Prior Agreements or the Distribution Agreements; and (e) the gross negligence or willful misconduct of Licensor or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Licensor’s performance of its obligations or exercise of its rights under this Agreement, except in any such case of clauses (a) through (e), for Losses and Claims to the extent reasonably attributable to (x) any breach by Pfizer, (y) a claim for which Pfizer is required to indemnify Licensor pursuant to Section 10.1 (Pfizer Indemnity) or (z) Pfizer having committed an act or acts of gross negligence or willful misconduct.
10.3.Indemnification Procedure. A claim to which indemnification applies under this Article 10 (Indemnity; Limitation of Liability) shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 10 (Indemnity; Limitation of Liability), the Indemnitee shall notify the Party subject to the indemnification obligation (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the BMS Technology or Licensed Technology), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 8 (Confidentiality and Non-Disclosure).
10.4.LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM ANY WILLFUL MISCONDUCT, FRAUDULENT OR INTENTIONALLY WRONGFUL ACT, OR TO THE EXTENT SUCH PARTY MAY HAVE AN INDEMNIFICATION OBLIGATION UNDER THIS ARTICLE 10 (INDEMNITY; LIMITATION OF LIABILITY), IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL (ONLY AS RELATED TO INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES), INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

10.5.Insurance. Each Party shall maintain at all times during the term of this Agreement and for [***] thereafter maintain such types and amounts of liability insurance that is reasonably sufficient to cover liabilities related to its activities under this Agreement as is normal and customary in the pharmaceutical industry for persons similarly situated. Notwithstanding any provision of this Section 10.5 (Insurance) to the contrary, Pfizer may meet its obligations under this Section 10.5 (Insurance) through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Article 10 (Indemnity; Limitation of Liability).
10.6.Joint and Several Liability; Guarantee. Notwithstanding anything to the contrary in this Agreement, each of Biohaven HoldCo and Biohaven Ireland shall be liable to Pfizer, on a joint and several basis, for full performance of each such Party’s obligations and covenants under this Agreement. Biohaven HoldCo and Biohaven Ireland hereby absolutely, unconditionally and irrevocably guarantee, jointly and severally, as primary obligors and not merely as sureties, to Pfizer the full payment and performance of BioShin’s obligations under this Agreement on the terms and subject to the conditions in this Agreement, and, to the fullest extent permitted by Law, waive and relinquish all rights and defenses accorded by Law to sureties and/or guarantors or any other accommodation parties, including diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of BioShin, any right to require a proceeding first against BioShin, protest, notice and all demands whatsoever. Until all obligations of BioShin under this Agreement have been fully and finally paid and performed, Biohaven Holdco and Biohaven Ireland waive all rights of subrogation, reimbursement, indemnification, contribution, or similar right or remedy against BioShin or any other guarantor. This is an absolute, present and continuing guaranty of payment and performance and not merely of collection.
ARTICLE 11.

Effectiveness
11.1.Effectiveness of the Agreement. Except for the Parties’ rights and obligations under Article 8 (Confidentiality and Non-Disclosure), Article 9 (Representations and Warranties), Section 13.1 (Governing Law), Section 13.2 (Dispute Resolution), Section 13.3 (Jurisdiction) and this Article 11 (Effectiveness), which will be effective as of the Execution Date, this Agreement will not become effective until the Effective Date. Upon the occurrence of the Effective Date, all other provisions of this Agreement shall become effective automatically without the need for further action by the Parties. Notwithstanding any other provisions of this Agreement to the contrary, if (a) any Governmental Authority obtains a permanent order or injunction under any Foreign Antitrust Laws against Licensor or Pfizer to enjoin the transactions contemplated by this Agreement or (b) the Effective Date has not occurred within [***] after the Execution Date, then either Party may terminate this Agreement upon written notice to the other Party, and this Agreement will be void and of no further effect.
11.2.Governmental Approvals.
11.2.1.Antitrust Filings. Each of Licensor and Pfizer will cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and Law to make effective the transactions contemplated by this Agreement as promptly as possible after the Execution Date, including, within [***] after the Execution Date (or such later time as may be agreed to in writing by the Parties), making or submitting all Antitrust Filings with the applicable Governmental Authorities. The Parties will cooperate with one another to the extent necessary in the preparation of any such Antitrust Filings and shall (a) respond as promptly as practicable to any inquiries or requests for documentation or information or any request for additional information received from any Governmental

Authority in connection with an Antitrust Filing, (b) use their respective commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated under this Agreement under any Foreign Antitrust Laws and to prevent or lift any injunction or other legal bar to the consummation of the transactions contemplated under this Agreement, and (c) use their respective commercially reasonable efforts to cause the waiting periods, approvals or other requirements under any Foreign Antitrust Laws to terminate or expire or be obtained as promptly as reasonably practicable. None of the Parties shall knowingly take, cause or permit to be taken any action which would reasonably be expected to materially delay or prevent consummation or effectiveness of the transactions contemplated under this Agreement. Neither Licensor nor Pfizer will agree to any voluntary extension or delay of any statutory waiting period or withdraw any of its Antitrust Filings pursuant to any Foreign Antitrust Laws unless the other Party has given its prior written consent to such extension or delay. Licensor and Pfizer shall each keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any other Governmental Authority in connection with an Antitrust Filing. Licensor and Pfizer shall each consult with the other Party and consider in good faith the views of the other Party prior to entering into any agreement, arrangement, undertaking or understanding (whether oral or written) with any Governmental Authority relating to any Foreign Antitrust Laws with respect to the transactions contemplated under this Agreement; provided, however, that the final determination as to the appropriate course of action will be made by Pfizer. Each Party will be responsible for its own costs, expenses, and filing fees associated with any Antitrust Filing; provided, however, that Pfizer will be solely responsible for any fees (other than penalties that are incurred solely as a result of actions or omissions on the part of Licensor) required to be paid to any Governmental Authority in connection with making any such Antitrust Filing.
11.2.2.Other Government Approvals. Each of Licensor and Pfizer will cooperate with the other Parties and use its reasonable best efforts to do all other things necessary, proper or desirable for the consummation of the transactions contemplated under this Agreement, including using reasonable best efforts to (a) make all necessary registrations, filings and applications, (b) give all necessary notices, (c) obtain as soon as practicable all necessary governmental or other actions or non-actions, consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers and (d) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
ARTICLE 12.

Term and Termination
12.1.Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to a given Licensed Product in the applicable country (the “Term”).
12.2.Termination of BMS Sublicense. This Agreement shall automatically and immediately terminate upon the termination (but for clarity, not the expiration) of the BMS Sublicense, unless Pfizer elects to become a “Surviving Sublicensee” in accordance with the terms and conditions of the BMS Consent Letter, BMS Sublicense and BMS Agreement.
12.3.Termination by Pfizer.

12.3.1.Insolvency. To the extent permitted under Laws, Pfizer shall have the right to terminate this Agreement in its entirety, at its sole discretion, upon delivery of written notice to Licensor upon (a) the filing by any other Party in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors; (b) the appointment of a receiver or trustee of any other Party or its assets; (c) the proposal by any other Party of a written agreement of composition or extension of its debts; (d) the making by any other Party of an assignment for the benefit of its creditors; or (e) if any other Party is served by a Third Party with an involuntary petition against it in any insolvency proceeding, upon the [***] after such service if such involuntary petition has not previously been stayed or dismissed.
12.3.2.Material Breach. If Pfizer believes that Licensor is in Material Breach, then in addition to any other right and remedy Pfizer may have, Pfizer may deliver notice of such Material Breach to Licensor that specifies the breach and its claim of right to terminate (the “Termination Notice”). With regard to any Material Breach by Licensor, Pfizer shall have [***] (the “Notice Period”) following the receipt of such Termination Notice to cure such Material Breach, provided that for all Material Breaches other than a payment breach, if such breach cannot be reasonably cured during such [***] period but is capable of cure within [***], then Licensor may submit to Pfizer a reasonable cure plan to remedy such Material Breach that is reasonably acceptable to Pfizer, and upon such submission, the applicable cure period will automatically be extended for so long as Licensor continues to use commercially reasonable efforts to cure such Material Breach in accordance with such cure plan, but for no more than [***] from receipt of such Termination Notice (subject to the dispute resolution procedures set forth in Section 12.5 (Disputes Regarding Material Breach) below).
12.3.3.Termination at Will. Pfizer may terminate this Agreement on a Licensed Product-by-Licensed Product basis or in its entirety, for any reason or no reason, upon 180 days’ prior written notice to Licensor.
12.4.Termination by Licensor.
12.4.1.Insolvency. To the extent permitted under Laws, Licensor shall have the right to terminate this Agreement in its entirety, at its sole discretion, upon delivery of written notice to Pfizer upon (a) the filing by Pfizer in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors; (b) the appointment of a receiver or trustee of Pfizer or its assets; (c) the proposal by Pfizer of a written agreement of composition or extension of its debts; (d) the making by Pfizer of an assignment for the benefit of its creditors; or (e) if Pfizer is served by a Third Party with an involuntary petition against it in any insolvency proceeding, upon the [***] after such service if such involuntary petition has not previously been stayed or dismissed.
12.4.2.Material Breach. If Licensor believes that Pfizer is in Material Breach, then in addition to any other right and remedy Licensor may have, Licensor may deliver a Termination Notice to Pfizer. With regard to any Material Breach by Pfizer, Pfizer shall have the Notice Period following the receipt of such Termination Notice to cure such Material Breach, provided that for all Material Breaches other than a payment breach, if such breach cannot be reasonably cured during such [***] period but is capable of cure within [***], then Pfizer may submit to Licensor a reasonable cure plan to remedy such Material Breach that is reasonably acceptable to Licensor, and upon such submission, the applicable cure period will automatically be extended for so long as Pfizer continues to use commercially reasonable efforts to cure such Material Breach in accordance with such cure plan, but for no more than [***] from receipt of such Termination Notice (subject to the dispute resolution procedures set forth in Section 12.5 (Disputes Regarding Material Breach) below).
12.5.Disputes Regarding Material Breach. In each case of Section 12.3.2 (Termination by Pfizer – Material Breach) or Section 12.4.2 (Termination by Licensor – Material Breach), the allegedly breaching Party may dispute occurrence of such Material Breach, and in such case the allegedly breaching Party shall give written notice of such dispute no later than [***] after its receipt of the Termination Notice and the issue of whether the applicable Party may properly terminate this Agreement on expiration of the applicable cure period will be resolved in accordance with Section 13.2 (Dispute Resolution). If as a result of such dispute resolution process, it is determined that the allegedly breaching Party committed a Material Breach and the allegedly breaching Party does not cure such Material Breach within (a) [***] in the case of a failure to make a payment set forth in this Agreement or (b) [***] in the case of any other Material Breach, as applicable, after the date of such determination (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the cure periods set forth in this Section 12.5 (Disputes Regarding Material Breach), and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the allegedly breaching Party did not commit a Material Breach, then no termination will be effective, and this Agreement will continue in full force and effect.
12.6.Effect of Termination. Upon termination (but for clarity, not expiration) of this Agreement:
12.6.1.All rights and licenses granted to Pfizer (including the exclusive license in Section 2.1 (Grant to Pfizer) and Section 14.1 (Grant to Pfizer), the co-exclusive copyright license granted in Section 7.6.4(a) (Copyrights) and any trademark licenses granted pursuant to Section 7.6 (Product Marks)) with respect to the Terminated Products shall terminate in the Territory, and all rights to the BMS Technology and Licensed Technology with respect to the Terminated Products in the Territory (a) that was in the Biohaven Territory with respect to the Terminated Products shall revert to Biohaven and; and (b) that was in the BioShin Territory shall revert to BioShin.
12.6.2.Following the effective date of such termination, all Terminated Products in the form they are in as of such effective date of termination shall thereafter be deemed “Reversion Products”. Except upon a termination for Biohaven’s material breach pursuant to 12.3.2 (Material Breach), for each Reversion Product, Pfizer hereby grants to Licensor an irrevocable, perpetual, [***] non-exclusive license (where such license is solely sublicensable to Biohaven’s Affiliates and designees and service providers and solely transferable in connection with a sale or transfer of all or substantially all of the business to which it relates on a country-by-country basis) under the Pfizer IP to Develop, Manufacture or Commercialize such Reversion Products in the Field anywhere in the world.
12.6.3.Except upon a termination for Biohaven’s material breach pursuant to 12.3.2 (Material Breach): (a) to the extent not already in Biohaven’s possession, Pfizer shall provide to Biohaven a tangible embodiment of any Know-How that is (i) an Invention; (ii) Controlled by Pfizer or any if its Affiliates; and (iii) used by Pfizer, any of its Affiliates or Sublicensees at the time of termination in the Development, Manufacture or Commercialization of Terminated Products (the “Reversion Know-How”); and (b) Pfizer hereby grants to Biohaven an irrevocable, perpetual, [***] non-exclusive license (where such license is solely sublicensable to Biohaven’s Affiliates and designees and service providers and solely transferable in connection with a sale or transfer of all or substantially all of the business to which it relates on a country-by-country basis) under the Reversion Know-How to Develop, Manufacture or Commercialize the Reversion Products in the Field anywhere in the world.
12.6.4.In the event of termination for Biohaven’s material breach pursuant to 12.3.2 (Material Breach), upon Biohaven’s request, the Parties will negotiate in good faith for a period not to exceed [***] after the effective date of such termination, the grant by Pfizer to Licensor of a royalty-bearing, non-exclusive license (where such license is solely sublicensable to Biohaven’s Affiliates and designees and service providers and solely transferable in connection with a sale or transfer of all or substantially all of the business to which it relates on a country-by-country basis) under the Pfizer IP and under the Reversion Know-How to Develop, Manufacture or Commercialize the Licensed Product in the Field anywhere in the world.
12.6.5.All amounts due or payable to Licensor that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable.
12.6.6.Should Pfizer have any unsold inventory of any Licensed Product included in the Reversion Products purchased from Biohaven prior to termination, Pfizer shall offer to sell such Licensed Product to Biohaven or its designee at the fully burdened manufacturing cost of such Licensed Product (but Biohaven or its designee shall be under no obligation to purchase same unless it agrees to do so in writing at such time); provided that Pfizer shall have no obligation to offer to sell Licensed Product to Biohaven if this Agreement is terminated under Section 12.3.2 (Termination by Pfizer – Material Breach).
12.6.7.If Biohaven or its designee does not elect within [***] of offer, or does not have the option, to purchase the Licensed Products as set forth in Section 12.6.6 (Effect of Termination), then Pfizer shall have six months thereafter in which to dispose of such inventory (subject to the payment to Licensor of any royalties or other payments due hereunder thereon); provided that such Licensed Product shall not be sold at a discount to a purchaser that is greater than the average discount provided to such purchaser for the Licensed Product in the applicable country during the 12-month period preceding such termination.
12.6.8.To the extent that Pfizer or any of its Affiliates owns any Pfizer Product Marks that pertain specifically to a Reversion Product and such Pfizer Product Mark is necessary for the Commercialization of such Reversion Product in the Territory (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Pfizer), Pfizer shall assign (or, if applicable, cause its Affiliate to assign) to Biohaven all of Pfizer’s (and such Affiliate’s) right, title and interest in and to any such Pfizer Product Mark. Licensor shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of the Pfizer Product Marks to Licensor required under this Section 12.6.8, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required).
12.6.9. Pfizer shall assign and transfer, and hereby does assign and transfer, to Biohaven or its designee all of Pfizer’s rights, title, and interests in and to any Educational Materials and Marketing Materials, and all other Commercialization Materials related to the Reversion Products, including copyrights embodied in the foregoing and any registrations for the foregoing.
12.6.10. Effective upon the effective date of termination of this Agreement, Pfizer shall, use Commercially Reasonable Efforts to assign to Licensor or its designee all regulatory filings (including all INDs and NDAs) and Regulatory Approvals and all other material regulatory documents, including copies of all material correspondence and conversation logs, pre-clinical and clinical study reports, clinical study protocols, in each case, that are solely applicable to the Reversion Products in the Territory and Controlled by Pfizer or its Affiliates (collectively, the “Reversion Regulatory Materials”). With respect to Reversion Regulatory Materials that are not assigned as set forth above, Pfizer shall hold such Reversion Regulatory Materials in its name for the benefit of Licensor and hereby does grant to Licensor an exclusive, royalty-free license and right of reference to use such Reversion Regulatory Materials in connection with the Commercialization, Development and Manufacture of the Reversion Products in the Territory and authorize Licensor to conduct regulatory activities with applicable Regulatory Authorities relating to such Reversion Regulatory Materials. For the avoidance of doubt, such right of access and reference may be assigned or sublicensed by Licensor to any designee of Licensor or to BMS.
12.6.11. Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration. Nothing in this Section 12.6 (Effect of Termination) shall be deemed to limit any remedy to which either Party may be entitled by Law.
12.7.Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination: Article 1 (Definitions) (as applicable), Article 3 (Governance) (solely with respect to any outstanding decisions and disputes at the time of termination or expiration), Article 6 (Payments and Records) (solely with respect to any outstanding payments at the time of termination or expiration), Article 8 (Confidentiality and Non-Disclosure), Article 10 (Indemnity; Limitation of Liability) and Article 13 (Miscellaneous), and Sections 2.5 (Reservation of Rights), 7.1 (Ownership of Intellectual Property), 7.3 (Filing, Prosecution, and Maintenance of BMS Patent Rights, Licensed Patent Rights and Joint Patent Rights), 7.4 (Enforcement and Defense of BMS Technology, Licensed Technology and Joint Inventions) (solely with respect to any ongoing actions at the time of termination or expiration), 7.5 (Damages), 7.6 (Product Marks), 7.7 (Third Party Rights), 7.8 (Joint Research Agreement), 9.5 (Disclaimer), 12.6 (Effect of Termination), this 12.7 (Survival), 12.8 (Bankruptcy) and 14.3 (Commercial Milestone) through 14.5 (Royalty Adjustments) (solely with respect to any outstanding payments that have accrued at the time of termination or expiration).
12.8.Bankruptcy. All rights and licenses now or hereafter granted by Licensor to Pfizer under or pursuant to any Section of this Agreement, are rights to “intellectual property” (as defined in the United States Bankruptcy Code (the “Bankruptcy Code”)). The Parties hereto acknowledge and agree that the payments by Pfizer to Licensor hereunder, other than royalty payments and sales milestones pursuant to Section 6.4 (Sales Milestones) and Section 6.5 (Royalties) and Exhibit A, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If (a) a case under the Bankruptcy Code is commenced by or against Licensor, (b) this Agreement is rejected as provided in the Bankruptcy Code and (c) Pfizer elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then subject to Law, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to Pfizer access to tangible embodiments of Know-How licensed hereunder, and agrees to grant and hereby grants to Pfizer and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following (but in each case, only to the extent necessary for Pfizer to exercise any right or license granted under or pursuant to this Agreement): (i) copies of pre-clinical and clinical research data and results; (ii) samples of biological materials; (iii) copies of laboratory notes and notebooks; (iv) Licensed Technology in the Territory; (v) copies of Licensed Product data or filings; and (vi) Rights of Reference in respect of regulatory filings and approvals in the Territory, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, whether any of the foregoing are in Licensor’s possession or control or in the possession and control of any Third Party but which Licensor has the right to access or benefit from and to make available to Pfizer. Licensor will not interfere with the exercise by Pfizer or its Affiliates of rights and licenses to intellectual property in the Territory licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Pfizer and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Pfizer or its Affiliates or Sublicensees to exercise such rights and licenses in the Territory in accordance with this Agreement. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11. All rights, powers and remedies of either Party provided in Section 12.3.1 (Termination by Pfizer – Insolvency), Section 12.3.1 (Termination by Licensor—Insolvency) and this Section 12.8 (Bankruptcy) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving Licensor or Pfizer, as applicable.
ARTICLE 13.

Miscellaneous
13.1.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.
13.2.Dispute Resolution. If any dispute or disagreement arises between Pfizer and any of the other Parties in respect of this Agreement, they will follow the following procedures in an attempt to resolve the dispute or disagreement:
13.2.1.The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other Parties of the nature of the dispute.
13.2.2.Within [***] of receipt of a Notice of Dispute, the Senior Executives will meet at a mutually agreed-upon time and location (which may be video conference) for the purpose of resolving such dispute.
13.2.3.If, within [***] of the initial receipt of the Notice of Dispute, the dispute has not been resolved, or if, for any reason, the meeting described in Section 13.2.2 (Dispute Resolution) has not been held within [***] of initial receipt of the Notice of Dispute, then the Parties agree that either Party may take available action under Section 13.3 (Jurisdiction).
Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement. The provisions of this Section 13.2 (Dispute Resolution) will survive for [***] from the date of termination or expiration of this Agreement.
13.3.Jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, the courts of the State of New York located in New York County) (the “Chosen Court”). Each Party hereby irrevocably submits to the exclusive jurisdiction of said Chosen Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant the Chosen Court jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13.7 (Notices) or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.
13.4.Waiver. Waiver by a Party of a breach hereunder by the other Parties shall not be construed as a waiver of any subsequent breach of the same or any other provision, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
13.5.Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.6.Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. The excuse will continue for so long as the condition constituting force majeure continues; provided, that the nonperforming Party shall take Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, “force majeure” means any conditions beyond the control of the Parties, including any (a) act of God, (b) voluntary or involuntary compliance with any regulation, Law or order of any Governmental Authority (including in connection with COVID-19), (c) acts of war (whether or not declared), military activity, sabotage, terrorism or civil commotion, (d) labor strike, lock-out, work stoppage or other manner of collective labor unrest, (e) epidemic or pandemic (including COVID-19), (f) failure or default of public utilities or common carriers or (g) fire, earthquake, flood, storm or like catastrophe.
13.7.Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the addresses below and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via an internationally-recognized overnight courier service or (d) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, [***] after it is sent by registered or certified mail, return receipt requested, postage prepaid, [***] after it is sent via an internationally-recognized overnight courier service or when transmitted with electronic confirmation of receipt, and if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either party may change its address by giving notice to the other party in the manner provided above.
To Pfizer:

        Pfizer Ireland Pharmaceuticals
[***]
        Attention: [***]
Email: [***]
With a copy (which shall not constitute notice) to:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn: General Counsel
Email: [***]
    Ropes & Gray LLP
800 Boylston Street, Prudential Tower
Boston, MA 02199
United States
Attention: Amanda F. Austin
Email: [***]
To Biohaven Ireland, Biohaven HoldCo or BioShin:
Biohaven Pharmaceutical Holding Company Ltd.
215 Church Street
New Haven, CT 06510
Attn: Vlad Coric, M.D.
Email: [***]
With a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Scott B. Crofton
Nader A. Mousavi
Email:    [***]

13.8.Entire Agreement. This Agreement, the BMS Sublicense and the Subscription Agreement contain the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto, including that certain Confidential Disclosure Agreement between Pfizer and Biohaven HoldCo dated February 3, 2021 and that certain Confidential Disclosure Agreement between Pfizer and Biohaven HoldCo dated January 30, 2019, which are both hereby terminated effective as of the Execution Date; provided that both such Confidential Disclosure Agreements will continue to govern the treatment of Confidential Information disclosed by the Parties prior to the Execution Date in accordance with the terms of such agreements. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties or their Affiliates other than as specifically set forth in this Agreement, the BMS Sublicense and the Subscription Agreement.
13.9.Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Parties.
13.10.Headings; Nouns and Pronouns; Section References. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
13.11.Severability. If, under Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under Laws in such jurisdiction; provided that the Parties shall consult and make a good faith effort to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
13.12.Assignment. Except as expressly set forth in this Section 13.12 (Assignment), no Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of each of the other Parties.
13.12.1. Permitted Assignment. Notwithstanding the foregoing, either Party may assign this Agreement in whole, without the prior written consent of the other Party, to (a) any Affiliate (provided that the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for all of its rights and obligations under this Agreement, and provided, further that such assignee Affiliate shall assign this Agreement back to the original Party at any future date that such assignee is no longer an Affiliate of such Party) or (b) by way of sale of itself or the spin-off or sale of the portion of its business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest, provided that the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such sale is not primarily for the benefit of its creditors. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Licensed Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition, provided that (i) [***] and (ii) the assignee will expressly agree to be bound by Pfizer’s obligations under this Agreement. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.
13.12.2. Assignment of BMS Sublicense. If Pfizer assigns the BMS Sublicense to any Person pursuant to the terms thereof, Pfizer must concurrently assign this Agreement to the same Person pursuant to the terms hereof.
13.12.3. Null and Void. To the extent permissible under Law, any attempted assignment or delegation of this Agreement that is not in accordance with this Section 13.12 (Assignment) shall be null and void.

13.13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the parties, and, upon delivery, shall constitute due execution of this Agreement.
13.14.Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.
13.15.No Strict Construction. This Agreement has been prepared jointly and will not be construed against either party. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.
13.16.Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such Parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a Party hereunder shall preclude any other or further assertion or exercise thereof.
13.17.Expenses. Each Party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement, the BMS Sublicense, the Subscription Agreement and any ancillary agreements in connection therewith.
13.18.No Partnership, Agency or Joint Venture. Each Party acknowledges and agrees that this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto for U.S. federal income tax or any other purpose, and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers.

PFIZER IRELAND PHARMACEUTICALS

By	/s/ Colm Higgins
	Name:	Colm Higgins
	Title:	Director

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By	/s/ Jim Engelhart
	Name:	Jim Engelhart
	Title:	Chief Financial Officer

BIOHAVEN PHARMACEUTICAL IRELAND DAC
BIOHAVEN PHARMACEUTICAL IRELAND DAC

By	/s/ John Gleeson
	Name:	John Gleeson
	Title:	Director

BIOSHIN LTD.

By	/s/ StJohn Donnie McGrath
	Name:	StJohn Donnie McGrath
	Title:	Director and Chairman
[Signature Page to Collaboration and License Agreement]

Exhibit A
ARTICLE 14.

BioShin Terms
14.1.Grant to Pfizer.
14.1.1.As of the Effective Date, subject to the terms and conditions of this Agreement, BioShin hereby grants to Pfizer an exclusive (even as to BioShin and its Affiliates) license under the BioShin Patent Rights and BioShin Know-How, with the right to grant sublicenses solely in accordance with Section 14.2 (Sublicenses), to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory.
14.1.2.As of the Effective Date, subject to the terms and conditions of this Agreement, BioShin hereby grants to Pfizer a co-exclusive (with BioShin and its Affiliates) license under the BioShin Patent Rights and BioShin Know-How, with the right to grant sublicenses solely in accordance with Section 14.2 (Sublicenses), to Develop the Licensed Compounds and Licensed Products in the Field in the Territory, including to Develop the Licensed Products in order to perform the Assumed Development Activities in the Territory.
14.1.3.As of the Effective Date, subject to the terms and conditions of this Agreement, BioShin hereby grants to Pfizer co-exclusive (with BioShin and its Affiliates) license under the BioShin Patent Rights and BioShin Know-How, with the right to grant sublicenses solely in accordance with Section 14.2 (Sublicenses), to Manufacture the Licensed Compounds and Licensed Products in the Field in the Territory.
14.2.Sublicenses. Pfizer may grant sublicenses, solely within the scope of the licenses granted to Pfizer pursuant to Section 14.1 (Grant to Pfizer) to any (a) Affiliate; provided that any sublicense granted to an Affiliate shall automatically and immediately terminate once such Person ceases to be an Affiliate of Pfizer; or (b) Third Party; provided that any sublicense under the rights granted in Section 14.1 (Grant to Pfizer) to a Third Party who is not a distributor, wholesaler, reseller or other service provider, in each case, performing services on behalf of Pfizer pursuant to the terms and conditions of this Agreement will require BioShin’s prior written consent, not to be unreasonably withheld, delayed or conditioned.
14.3.Commercial Milestone. Pfizer shall pay to BioShin the following one time milestone payment set forth in the table below within [***] after the first achievement of the specified milestone event by Pfizer, its Affiliates, or any Sublicensee of either of them. Pfizer will provide written notice to BioShin within [***] after the first achievement of the specified milestone event. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

Milestone	Payment
[***]	[***]
14.4.Royalties.
14.4.1.BioShin Royalty Term. Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country in the BioShin Territory until the later of

(a) 10 years after the First Commercial Sale of such Licensed Product in such country; (b) the expiration of the last to expire of a Valid Claim of a Licensed Patent Right that would be infringed by the use, sale, importation or offer for sale in such country of a given Licensed Product; or (c) the expiration of any Data Exclusivity for such Licensed Product in such country (the “BioShin Royalty Term”). Following the expiration of the BioShin Royalty Term, on a country-by-country and Licensed Product-by-Licensed Product basis, no further royalties will be payable in respect of sales of such Licensed Product in such country and thereafter the license granted to Pfizer pursuant to Section 14.1 (Grant to Pfizer) shall become non-exclusive, fully paid-up, irrevocable, perpetual, and royalty-free; provided, however, [***].
14.4.2.Royalty Rates. Pfizer shall pay to BioShin tiered royalties based on the total annual Net Sales in the Territory of each Licensed Product (including all indications and formulations for such Licensed Product, and calculated in the aggregate for all Net Sales in the Territory of such Licensed Product made by Pfizer, its Affiliates or any Sublicensee of either of them under this Agreement and the BMS Sublicense) during the applicable BioShin Royalty Term in such country for such Licensed Product; provided, however, [***]; provided, further, [***]. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual Net Sales in the BioShin Territory in the applicable tier in a Pfizer Year of the applicable Licensed Product by Pfizer, its Affiliates, and Sublicensees in the BioShin Territory, as follows:

Total Annual Net Sales for a Licensed Product (in a Pfizer Year)
Net Sales	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

14.5.Royalty Adjustments. The following adjustments will be made, on a Licensed Product-by-Licensed Product and country-by-country basis, to the royalty payable pursuant to Section 14.4 (Royalties):
14.5.1.Third Party Rights. If [***], then Pfizer may negotiate and obtain a license under such Patent Right(s) or Know-How (each such Third Party license referred to herein as a “BioShin Additional Third Party License”). Any royalty otherwise payable to BioShin under this Agreement with respect to Net Sales of any Licensed Product by Pfizer, its Affiliates or Sublicensees will be reduced by [***] of the amounts payable to Third Parties pursuant to any BioShin Additional Third Party Licenses, such reduction to continue until all such amounts have been expended, provided that in no event (other than in the case of Licensor’s breach of any representation, warranty or covenant hereunder) will the total royalty payable to BioShin for any Licensed Product in a Pfizer Quarter be less than [***] of the royalty amounts otherwise payable for such Licensed Product in such Pfizer Quarter. Notwithstanding any provision to the contrary in this Agreement, in the event a BioShin Additional Third Party License is obtained as a result of a breach of any representation, warranty or covenant by Licensor hereunder and Pfizer seeks to reduce more than [***] of the royalty amounts otherwise payable for the applicable Licensed Product in such Pfizer Quarter as a result of amounts payable pursuant to such Additional Third Party License, then [***].
14.5.2.No Adjustment for Existing Third Party Agreements and Inventor Compensation in the Territory. Each Party will be solely responsible for all obligations under any existing Third Party agreements to which it is a party or any agreements that such Party enters into with a Third Party during the Term, subject to Section 14.5.1 (Third Party Rights) and the BMS Sublicense. Each Party shall be solely responsible for all payments to its own inventors of its respective intellectual property, as applicable, including payments under inventorship compensation laws.
14.5.3.Generic Entry. For any royalty otherwise payable to BioShin under this Agreement with respect to Net Sales based on sales of a Licensed Product in a given country in the BioShin Territory, subject to Section 14.5.5 (Cumulative Reduction Floor), any payments owed with respect to such Licensed Product in such country will be reduced by [***] for the remainder of the applicable BioShin Royalty Term (with such reduction to be pro-rated for the then-current Pfizer Quarter) upon the launch of a Generic Product that is sold in that country.
14.5.4.Valid Claim Stepdown. With respect to each Licensed Product in any particular country in the BioShin Territory, if at any time such Licensed Product is not covered by a Valid Claim under a BioShin Patent Right in such country, subject to Section 14.5.5 (Cumulative Reduction Floor), any payments owed with respect to such Licensed Product in such country shall be reduced by [***] for the remainder of the applicable BioShin Royalty Term upon the expiration of the last applicable Valid Claim, with such reduction to be pro-rated for the then-current Pfizer Quarter (the payment amounts reduced by this Section 14.5.4 (Valid Claim Stepdown), the “BioShin Territory Biohaven Patent Stepdown Amount”).
14.5.5.Cumulative Reduction Floor. In no event will the aggregated royalty amount due to BioShin in any given Pfizer Quarter during the BioShin Royalty Term for any Licensed Product in a country in the BioShin Territory be reduced under this Section 14.5 (Royalty Adjustments) by more than [***] of the amount that otherwise would have been due and payable to BioShin in such Pfizer Quarter for such Licensed Product in the BioShin Territory under Section 14.4 (Royalties). Notwithstanding the foregoing, any excess amounts that would have otherwise been deducted in such Pfizer Quarter with respect to a Licensed Product shall be deducted from the royalty amounts payable to Pfizer in successive Pfizer Quarters until the earlier to (a) such excess amounts have been deducted in full or (b) the end of the Royalty Term.